UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10

General Form for Registration of Securities

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

CERBERUS CYBER SENTINEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	83-4210278
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

7333 E. Doubletree, Suite D270
Scottsdale, Arizona	85258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 389-3444

Send all correspondence to:

Cerberus Cyber Sentinel Corporation

7333 E. Doubletree, Suite D270

Scottsdale, Arizona 85258

Attn: David G. Jemmett, CEO

Telephone: (480) 389-3444

Copies to:

Gray Reed & McGraw LLP

1601 Elm Street, Suite 4600

Dallas, Texas 75201

Attn: David R. Earhart

Telephone: (469) 320-6041

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Act: Common Stock, par value $0.00001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.00001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise noted, references in this registration statement to “Cerberus,” the “Company,” or pronouns such as, “we,” “our” or “us,” refer to Cerberus Cyber Sentinel Corporation. Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology suggesting a belief in future performance and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire registration statement carefully. Although management believes that the assumptions underlying the forward-looking statements included in this registration statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this registration statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. We do not undertake any obligation to update or revise any forward-looking statements, except to the extent required by law.

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Item 1. Business.

The Company

Cerberus Cyber Sentinel Corporation was formed on March 5, 2019 as a Delaware corporation. Our principal offices are located at 7333 E. Doubletree, Suite D270, Scottsdale, Arizona 85258.

Effective as of April 1, 2019, we acquired GenResults, LLC, an Arizona limited liability company (“GenResults”). GenResults was established in 2015. Prior to our acquisition of GenResults, GenResults was wholly-owned by an entity affiliated with David G. Jemmett, our Chief Executive Officer and a director of the Company. Effective as of September 23, 2019, we entered into an Agreement and Plan of Merger pursuant to which TalaTek, LLC, a Virginia limited liability has become our wholly owned subsidiary.

We are a provider of high-quality cybersecurity services which differs from incumbent industry leaders. Many providers in the market today are committed to a specific technology solution, limited in their scope of services, or are unable to consistently provide exceptional service. By identifying, acquiring, and integrating small, world-class security consulting firms, we intend to create a one-of-a-kind security team that is platform-agnostic, broad in-service capability and absolutely committed to the belief that true security starts with a cultural shift. We have a four-step business model:

•	Identify and acquire high-quality businesses that are culturally aligned with us;
•	Grow revenue nationally, leveraging a diversified cybersecurity business and comprehensive engineering talent;
•	Establish and then leverage a nationwide footprint and brand to compete for large enterprise clients; and
•	Be the recognized thought-leader for an aligned cybersecurity culture.

Overview

We present analytical and thoughtful cybersecurity solutions to our clients to assist in safeguarding their own as well as their customers’ data, financial information, intellectual property and business reputation. We focus on acquiring recognized engineering talent and utilizing the latest technology to provide state-of-the-art solutions to protect the most demanding businesses and governments against continuing and emerging cybersecurity threats. Our services are technology agnostic.

Our clients engage us to provide periodic advisory services and/or on-going upgrades of software, replacement and upgrades of hardware, adjustments to systems to address new threats, updates of governance and procedures, security and network operations as a service, and education and training of employees.

Sales of cybersecurity services are characterized by long sales cycles, normally between four and 12 months. A key success factor for us will be our ability to retain and extend our existing relationships (and those of any businesses that we might acquire in the future) to other parts of our clients’ operations.

Cybersecurity Consulting

We are a cybersecurity services business driven by relationships, outcomes and a 100% security focus. We do not accept sales incentives from suppliers of security products that we recommend to our clients. We believe that accepting sales incentives from product suppliers would create a product-centric focus, which could impact the exercise of our impartial judgment when proposing solutions to our clients. We are truly committed to understanding each client’s business, infrastructure and threat landscape to assess, enhance and optimize its security posture. Our goal is to allow clients to focus more on their core business knowing

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that their security needs have been addressed properly, utilizing a company-wide culture that places security and threat awareness in the mind of each and every employee.

We provide a portfolio of services that enables us to provide a comprehensive analysis of a client’s security needs. These services include:

•	Gap analysis of company practices,
•	Business training, and establishing policies and procedures,
•	Chief Information Security Officer as a Service (“CaaS”),
•	Managed security services,
•	Digital forensic analysis for clients, and
•	Security training programs to enhance our clients’ security awareness.

We seek to make acquisitions of businesses that deliver these services to provide further depth of resources and broader geographic coverage.

We have recommended that certain of our clients whose security needs require full-time monitoring of their networks, but that do not have the capability or the capital to build one, obtain security operations center (“SOC”) services. SOC services provide complete monitoring of a client’s network and server infrastructure to track any potential threats that put the client at risk. The SOC can thus respond on behalf of the client and in turn protect it against identified threats. Currently, we do not provide SOC services, so we have arranged for certain of our clients to obtain SOC services from recommended third parties. We seek to acquire businesses that have operating SOCs so that we may provide network monitoring services to increase client security. Our goal is to operate SOCs in different regions of the United States so that we may offer sunrise to sunset full-time monitoring. This service is expected to become a core component of monthly recurring revenue that is built from a long-term relationship with the client. Since most organizations cannot provide this service internally, outsourcing this capability to augment their business is more cost-effective than bringing it in-house.

By acquiring businesses with different aspects of cybersecurity from gap analysis, auditing, risk assessments, road mapping for security, backup/recovery, consulting services and SOC services, we expect to be able to address the cybersecurity demands of enterprise customers. Gap analysis is the initial phase of any security audit, creating a holistic view of the client’s environment and documenting its risk profile. From this activity, a report is created which records the risk of the organization, but also provides alternatives to remediate any issues that are identified. The outcome of this activity is expected to enable us to become a trusted asset into the core of the client’s business and thus become entrenched in the very foundation of their company, becoming integrated as a security expert. This type of work is classified as non-recurring revenue and may be converted into a more comprehensive plan with monthly recurring revenue. Almost every opportunity will have some form of gap analysis to gain an understanding on how best to assist the client going forward; however, the main thrust of it will be to drive recurring revenue.

Our second focus area is comprised of business process, training, and procedures. Following a gap analysis, most clients struggle to create, train and enforce policies and procedures because of lack of staff and expertise. We are focused on “Security is a Culture, Not a Product,” where any business starts to transform into a focused security organization. Without proper policies and procedures that allow the business to grow and thrive, it is impossible to change the culture. In most engagements, the framework will be defined by a compliance requirement. However, these types of engagements should never be a “one and done” opportunity since training and reinforcement have to be done over time in any organization. Our initial revenue stream will be non-recurring. However, the goal will be to incorporate these activities into a recurring revenue opportunity as an upfront exercise over the first few months of any client engagement.

While some businesses can function with a small number of resources to ensure compliance is in place,

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many will require more security services and direction at the executive level. This is the target for our CaaS offering. This offering allows enterprises that need to outsource their entire security department but require interaction with the executive teams and communication with their clients as well. Designed as a shared group of resources or, if desired, a dedicated resource, many enterprises will leverage small teams of security professionals provided by us. These services will be offered primarily as a remote service offering with optional onsite capabilities for an upcharge in service fees. The CaaS team provides services ranging from filling out security questionnaires on behalf of the customer to creating culture changing plans for an enterprise client. The revenue from these services will be entirely recurring. We expect that a large part of our overall revenue will come from this on-demand service offering.

Managed security services represent tactical capabilities that drive security compliance and culture, often driven by a gap analysis report finding. These services focus on providing robust industry standard methodologies and technologies to ensure continuous compliance for customers on a recurring basis. Teams are set up much like the CaaS service to assist in creating secure and compliant environments for enterprise clients. This service is not to be confused with a SOC as this service will be more of a trusted advisor role to design, architect, and manage security solutions on behalf of the customer. The revenue model for this service is longer-term contracts with monthly recurring revenue along with an onboarding fee. The onboarding fee generally would cover a gap analysis and could also include policy and procedure work.

We also provide auditing services for several compliance frameworks on an as-needed basis. The audit services for compliance we provide at this time focus on the following:

•	Service Organization 2 (“SOC2”), which is an auditing procedure that focuses on a business’ nonfinancial reporting controls related to security, availability, processing, integrity, confidentiality, and privacy of a system;
•	Payment Card Industry Data Security Standard (“PCI DSS”), which is a standard administered by the Payment Card Industry Security Standards Council;
•	Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and The Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), which are laws regulated by the Department of Health and Human Services (“HHS”) to secure the privacy and confidentiality of protected health information (“PHI”);
•	HITRUST CSF , a comprehensive security framework (CSF) developed by HITRUST (Health Information Trust Alliance) in collaboration with healthcare, technology and information security leaders, to create, access, store and exchange sensitive and/or regulated data; and
•	The National Institute of Standards and Technology (“NIST”), formally known as a national Bureau of Standards, which is a federal agency that promotes and maintains measurement standards while encouraging and assisting industry and science to develop and use these standards.

We expect to integrate additional compliance frameworks over time. Our executives not only have operational experience with these frameworks but also have been auditing environments for many years. The revenue created by this activity will be mainly non-recurring in nature; however, it will be used to create follow on revenue to drive monthly recurring services such as SOC and managed security services. While this service offering is not expected to be a primary service offering, it is an ancillary service that is expected to drive a smaller percentage of revenue.

In summary, while numerous providers offer components of an IT security data solution, we expect to offer complete managed security services ranging from executive education, gap analysis and remediation, auditing, forensics, penetration testing, managed security service, risk assessments, remediation services, and SOC-based services, with no dependence or requirement for a particular technology or platform. In the data-intensive business/institutional market, the Company expects to offer one-stop shopping for a client’s technology security needs.

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The cybersecurity industry is faced with several regulatory compliance requirements with associated deadlines. Companies will need to continue to seek new ways to improve operational performance and satisfy compliance requirements. Optimizing use of cybersecurity consultants will be the key to successfully attaining these goals.

Our services can help executive teams, human resources departments, organizational risk management and infrastructure groupings to ensure improved resource utilization and help maximize performance. Our clients engage us to:

•	Help executives understand cyber security;
•	Help organize and optimize resources to reduce costs;
•	Provide options for an efficient and scalable infrastructure with security measures;
•	Develop the correct security road mapping to meet client-specific goals;
•	Target areas of resource gaps for security; and
•	Produce policies for compliance needs of the clients.

Our professionals work with clients to help assure complete and easily communicated processes and procedures are in place. We seek to achieve:

•	Reduction in duplication of effort;
•	Adherence to defined standards;
•	Enhancement of information flow throughout a system;
•	Infrastructure security:
•	Preventive measures for security threats;
•	Training for executives through company culture for awareness;
•	Adaptability, flexibility and agility required for a changing environment; and
•	Effective management policies and practices.

Cyber Security and Compliance Consulting

Due to ever-increasing and sophisticated hacking threats, organizations cannot simply comply, they must expand their security requirements to address such advanced threats with advanced tools. Companies are faced with internal, national and international threats from sophisticated cyber technology experts. The critical objective is to protect confidential data and improve risk-mitigation plans for protecting confidential data at rest as well as in transition. Organizations are faced with critical and strategic decisions about how to address and eliminate potential vulnerabilities, reduce risk, and minimize exposure to yet undeveloped security threats. We help our clients optimize their security and compliance needs while seeking to lower their risk profiles and minimize costs, while meeting regulatory requirements.

Vulnerability Assessments

We provide a comprehensive portfolio of solutions and services for organizations of all sizes. We help our valued clients protect and secure their infrastructure, networks, data and users against today’s advancing cyber threats and attacks. We work to ensure a customer’s data is protected and that clients are meeting the compliance and privacy rules, regulations and requirements in areas such as HIPAA, HITECH, HITRUST CSF, PCI DSS, and others. We also establish documented processes to define policies and procedures for implementation and ongoing management of security controls for enterprise clients (“Security Framework”).

Security Risk Gap Analysis

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We provide a comprehensive review and evaluation of the current state of a client’s security for its compliance, policies and procedures, infrastructure, network, data and users as well as its operational processes, procedures and gaps in coverage. We do a thorough vulnerability assessment to identify potential areas of security risk, and then provide recommendations for improvement.

Utilizing the latest in technology, linked with our security expertise, we provide manual and automated configuration reviews on the existing confidential data infrastructure and network devices. We identify any systems and devices with missing software patches, insecure configuration settings, and authentication vulnerabilities. We review potential internet exposures within web applications such as input validation, service and application configuration, and authentication vulnerabilities.

Advanced Threat Intelligence and Analytics

We help guard our clients against the threat of damaging and potentially costly confidential data security breaches that are occurring on a more frequent basis. The products we use for Threat Intelligence and Analytic solutions alert our clients to potential risks so that our team can assist them in mitigating those risks.

We help guard the perimeter as well as the internal data systems, applications, and data storage environments from advanced and persistent threats. We monitor our clients’ systems to identify unauthorized access attempts, user activity, and detect potential cyber security threats and attacks that might otherwise go undetected.

Penetration Testing

We offer application and network level penetration testing performed through industry tools and verified by certified security experts. This process reduces the number of false positives in the findings. We provide continuous and periodic (monthly, quarterly, annual) scans based on customer’s regulatory requirements.

External Penetration testing (Network Layer)

We conduct network scans for customers at a predefined interval based on a customer’s prior approval. Once appropriate internet protocol (“IP”) addresses are captured, the system will be set up to perform scans upon verification that the same IP addresses are used.

We will further attempt to exploit any vulnerability found by the network scan to eliminate any false positives. This will be performed after any known vulnerabilities are identified and mitigated.

External Penetration testing (Application Layer)

We assess the application for known application vulnerabilities. Assessment techniques include:

•	Parameter Tampering – Query strings, POST parameters, and hidden fields are modified to gain unauthorized access to data or functionality.
•	Cookie Poisoning – Data sent in cookies is modified to test application response to receiving unexpected cookie values.
•	Session Hijacking – We attempt to take over a session established by another user to assume the privileges of that user.
•	User Privilege Escalation – We attempt to gain unauthorized access to administrator or other users’ privileges.
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•	Credential Manipulation – We modify identification and authorization credentials in an attempt to gain unauthorized access to other users’ privileges.
•	Forceful Browsing – Misconfigured web servers will send any file to a user if the user knows the file name and the file is not protected. Therefore, a hacker may exploit this security hole, and “jump” directly to pages.
•	Backdoors and Debug Options – Many applications contain code left by developers for debugging purposes. Debugging code typically runs with a higher level of access, making it a target for potential exploitation. Application developers may leave backdoors in their code. These backdoors, if discovered, could potentially allow an intruder to gain an additional level of access.
•	Configuration Subversion – Misconfiguring web servers and application servers is a common occurrence. The most common misconfiguration is one that permits directory browsing. Hackers can utilize this feature to browse the application’s directories by just typing in the directory name.
•	Input Validation Bypass – Client-side validation routines and bounds-checking are removed to ensure controls are implemented on the server.
•	SQL Injection – Specially crafted Structured Query Language (“SQL”) commands are submitted in input fields to validate input type controls.
•	Cross-Site Scripting – Active content is submitted to the application to cause a user’s web browser to execute unauthorized code. This test is meant to validate user input type controls.

Compliance Auditing

We provide several services that help organizations comply with local, state, federal and international regulations and associated reporting, including:

•	Review of policies, procedures, and implementation guidelines for any risk exposure against the regulations;
•	Security assessment to identify gaps in the current security posture of the environment;
•	Log management and threat management identification of internal and external risks that face the enterprise;
•	Vulnerability assessment scanning of the physical and application environment to validate and lighten security posture;
•	Data loss prevention to identify critical data’s location and assist in preventing its outflow;
•	Network access control safeguards the customer’s perimeter and enhances end point security; and
•	Managed security services to reduce time and cost of monitoring and testing.

We also provide auditing services to assist clients in complying with the following requirements and standards:

•	American Institute of Certified Public Accountants Service Organization Control Reports;
•	PCI DSS;
•	HIPAA & Hitech;
•	HITRUST CSF;
•	NIST;
•	SOC2; and
•	Security Framework.

Backlog

As of October 1, 2019, we do not have any backlog.

Employees

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As of October 1, 2019, we have twenty-eight employees, including two officers. In addition, a limited number of independent contractors provide services to the Company. We utilize independent contractors for projects of short duration or where specialized knowledge or experience is needed for a complex project. We are not dependent on any independent contractor, and we believe adequate replacements would be available in the event any such contractor becomes unavailable to us.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, or “JOBS Act.” An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies, and we have elected to comply with these reduced reporting and other burdens. These provisions include:

•	A requirement to have only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
•	Exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002; and
•	Reduced disclosure about the emerging growth company’s executive compensation arrangements and an exemption from various stockholder voting requirements with respect to executive compensation arrangements.

We could remain an emerging growth company until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1,070,000,000, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under a registration statement under the Securities Act of 1933, (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. The foregoing amounts are subject to adjustment for inflation.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B)of the Securities Act and Section 13(a) of the Exchange Act for complying with new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. We have elected to take advantage of the extended transition period for complying with the revised accounting standards. As a result, our financial statements may not be comparable to companies that comply with public company effective dates.

Merger of VCAB Six Corporation into Cerberus

On April 12, 2019, we consummated a transaction whereby VCAB Six Corporation, a Texas corporation (“VCAB”), merged with and into us. At the time of the merger VCAB was subject to a bankruptcy proceeding and had minimal assets, no equity owners and no liabilities, except for approximately 1,500 holders of Class 5 Allowed General Unsecured Claims and a holder of allowed administrative expenses (collectively, “Claim Holders”). Pursuant to the terms of the merger, and in accordance with the bankruptcy plan, we issued an aggregate of 2,000,000 shares of our common stock (the “Plan Shares”) to the Claim Holders as full settlement and satisfaction of their respective claims. As provided in the bankruptcy plan, the Plan Shares were issued pursuant to Section 1145 of the United States Bankruptcy Code. As a result of the merger, the separate corporate existence of VCAB was terminated. We entered into the merger in order to increase our stockholder base in order to, among other things, assist us in satisfying the listing standards of a national securities exchange.

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Item 1A. Risk Factors.

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained herein before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have a limited operating history and there can be no assurance that we can attain or maintain profitability.

We were formed in March 2019. Our wholly owned subsidiaries, GenResults and TalaTek were profitable prior to becoming our wholly owned subsidiaries. However, given the competitive and evolving nature of the industry in which we operate, we may be unable to attain, sustain and increase profitability. Our failure to do so would adversely affect our business, including our ability to raise additional funds that may be required to maintain and/or enhance operations.

We will need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, curtail or cease our efforts.

We expect to spend substantial amounts on the expansion of our business, including potential acquisitions of other complementary businesses, as well as hiring additional officers and employees. We expect that we will require additional funds in the near future to support our continued activities, as well as the costs of marketing and additional costs that we will incur as a public company. We have based this estimate, however, on assumptions that may prove to be wrong, and we could spend our available financial resources much faster than we currently expect.

Until such time, if ever, as we can generate a sufficient amount of revenue and achieve profitability, we expect to seek to finance future cash needs through equity or debt financings and strategic arrangements. We currently have no other commitments or agreements relating to any of these types of transactions and we cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital, we might have to delay, curtail or eliminate our efforts to expand through hiring additional personnel and through acquisitions of strategic businesses.

The nature of our business involves significant risks and uncertainties that may not be covered by insurance or indemnification.

We provide services in circumstances where insurance or indemnification may not be available. We may not be able to maintain insurance to protect against all operational risks and uncertainties that we confront. Substantial claims resulting from liability arising from our services in excess of any indemnity or insurance coverage (or for which indemnity or insurance coverage is not available or is not obtained) could harm our financial condition, cash flows and operating results. Any claim, even if fully covered or insured, could negatively affect our reputation among our customers and the public, and make it more difficult for us to compete effectively.

We rely heavily on the expertise of our executive officers. If we no longer had the services of these

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officers, our business may suffer.

Our success is dependent upon our Chief Executive Officer, David G. Jemmett; and our President, William Santos. We believe that these officers are essential to our ability to continue to grow our business. If their services were no longer available to us for any reason, our growth strategy would be hindered, which could limit our ability to increase revenue and maintain profitability.

We do not maintain key man life insurance on any of our officers.

We operate in an industry that is experiencing a shortage of qualified engineers. If we are unable to recruit and retain key management, technical and sales personnel, our business would be negatively affected.

To execute our growth strategy, we must continue to attract and retain highly skilled employees. Competition for these employees is intense, especially for cyber-security engineers, as there is a global shortage of engineers who can provide the technical and strategic skills required for us to deliver high levels of services to our clients and potential clients. We may not be successful in attracting and retaining qualified employees. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Many of the companies with which we compete for these highly skilled employees have greater resources than we have. In addition, in making employment decisions, particularly in the high- technology industry, job candidates often consider the value of the stock options, restricted stock grants or other stock-based compensation they are to receive in connection with their employment. Declines in the value of our stock could adversely affect our ability to attract or retain key employees and result in increased employee compensation expenses. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be severely harmed.

We have utilized the services of independent contractors to assist us in providing certain services. As such, we are subject to risks relating to our use of independent contractors.

In connection with providing services, we have relied, and continue to rely, on the services of independent contractors. If the services of any such contractor were no longer available to us for any reason, our ability to provide certain services could be delayed until we are able to locate an alternative service provider with the appropriate skills. In addition, we are subject to the risk that an independent contractor or applicable government agency, such as the IRS, could dispute that our classification of such independent contractor is appropriate. Any such dispute  could divert our attention from our business, or result in fines or other adverse consequences.

Our growth plans include growth through acquisition of businesses that provide similar services. If we are not able to identify and consummate acquisitions of complementary businesses, our ability to grow would be negatively impacted.

We intend to enter into acquisitions, mergers, and business combinations, and may from time to time consider other potential strategic transactions, including joint ventures. Any of these transactions could be material to our business, financial condition, results of operations or prospects. The process of integrating any acquired business may create unforeseen operating difficulties and expenditures and is itself risky. Consequently, stockholders must assume the risk that (i) such expansion may ultimately involve expenditures of funds beyond our available resources and (ii) management of such expanded operations may divert management’s attention and resources away from its existing operations, all of which factors may have a material adverse effect on our present and prospective business activities. Future acquisitions or mergers may require us to issue additional equity securities, spend our cash, incur debt, assume liabilities,

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amortize expenses related to intangible assets or write-off goodwill, any of which could adversely affect our business, financial condition, results of operations or prospects.

We intend to fund acquisitions, mergers and business combinations, in whole or in part, through the issuance of our common stock. If the price of our common stock declines, or experiences unusual volatility, our strategy to fund acquisitions, mergers and business combinations could be negatively impacted.

Further, we may incur substantial expenses in connection with reviewing potential acquisitions, including accounting, legal and other expenses relating to our due diligence review. If a potential acquisition is not consummated, we may not be able to recoup any of these expenses, which could be material.

We have recently entered into an agreement to acquire TalaTek, and we may pursue additional strategic transactions in the future. These acquisitions could be difficult to implement, disrupt our business or change our business profile significantly.

We have recently entered into an agreement to acquire TalaTek, and we intend to consider additional potential strategic transactions, which could involve acquisitions of businesses or assets, joint ventures or investments in businesses or technologies that expand, complement or otherwise relate to our business. We may also consider, from time to time, opportunities to engage in joint ventures or other business collaborations with third parties. Should our relationships fail to materialize into significant agreements or should we fail to work efficiently with these companies, we may lose sales and marketing opportunities and our business, results of operations and financial condition could be adversely affected.

Any business acquisition creates risks such as, among others: (i) the need to integrate and manage the businesses acquired with our own business; (ii) additional demands on our resources, systems, procedures and controls; (iii) disruption of our ongoing business; and (iv) diversion of management’s attention from other business concerns. Moreover, these transactions could involve: (a) substantial investment of funds or financings by issuance of debt or equity securities; (b) substantial investment with respect to technology transfers and operational integration; and (c) the acquisition or disposition of lines of businesses. Also, such activities could result in one-time charges and expenses and have the potential to either dilute the interests of our existing stockholders or result in the issuance of, or assumption of debt. Such acquisitions, investments, joint ventures or other business collaborations may involve significant commitments of financial and other resources. Any such activities may not be successful in generating revenue, income or other returns, and any resources we committed to such activities will not be available to us for other purposes. Moreover, if we are unable to access the capital markets on acceptable terms or at all, we may not be able to consummate acquisitions, or may have to do so on the basis of a less than optimal capital structure. Our inability to take advantage of growth opportunities or address risks associated with acquisitions or investments in businesses may negatively affect our operating results.

Additionally, any impairment of goodwill or other intangible assets acquired in an acquisition or in an investment, or charges to earnings associated with any acquisition or investment activity, may materially reduce our earnings. Future acquisitions or joint ventures may not result in their anticipated benefits and we may not be able to properly integrate acquired technologies or businesses with our existing operations or successfully combine personnel and cultures. Failure to do so could deprive us of the intended benefits of those acquisitions.

If our efforts to increase our client base are unsuccessful, we may not earn enough revenue to become profitable.

While we believe we can further develop our existing client base, and expand our client base through acquisitions, cross-selling and up-selling, and marketing and promotion, our inability to further develop our client base would have a material adverse effect on us. We will need to heavily invest in marketing resources

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for the successful implementation of our marketing plan. Our marketing plan includes attendance at trade shows, making private demonstrations, advertising, promotional materials and advertising campaigns in print and/or broadcast media. In the event we are not successful in obtaining orders for our services from existing and new clients, we will face significant obstacles in expanding our business. We cannot give any assurance that our marketing efforts will be successful. If they are not, revenue may not be sufficient to cover our fixed costs and we may not become profitable.

If we incur additional debt, we will be subject to restrictive covenants and debt service obligations that could negatively impact our operations.

If we incur additional indebtedness, a portion of our cash flow will have to be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair our operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of our stockholders. A judgment creditor would have the right to foreclose on any of our assets resulting in a material adverse effect on our business, operating results or financial condition.

We face a significant risk of failure because we cannot accurately forecast our future revenues and operating results.

Our operating results may fluctuate significantly from period to period as a result of a variety of factors, including purchasing patterns of our clients, competitive pricing, debt service and principal reduction payments, and general economic conditions. There is no assurance that we will be successful in marketing our services. Consequently, our revenues may vary by quarter, and our operating results may experience fluctuations.

The nature of the markets in which we expect to compete makes it difficult to accurately forecast our revenues and operating results. Furthermore, we expect our revenues and operating results to fluctuate in the future due to a number of factors, including the following:

•	the timing of sales of our services;
•	unexpected delays in introducing new services; and
•	increased expenses, whether related to sales and marketing or administration.

Our revenues and operating results will be impacted by such events, which we are not able to predict or control.

Our future results may be affected by various legal and regulatory proceedings and legal compliance risks, including those involving intellectual property, environmental, governmental regulations, the US Foreign Corrupt Practices Act and other anti-bribery, anti-corruption, or other matters.

The outcome of these legal proceedings may differ from our expectations because the outcomes of litigation, including regulatory matters, are often difficult to reliably predict. Various factors or developments can lead us to change current estimates of liabilities and related insurance requirements where applicable, or make such estimates for matters previously not susceptible of reasonable estimates, such as a significant judicial ruling or judgment, a significant settlement, significant regulatory developments or changes in applicable law. A future adverse ruling, settlement or unfavorable development could result in future charges that could have a material adverse effect on our results of operations or cash flows in any particular period.

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Breaches of network or information technology security could have an adverse effect on our business.

Cyber-attacks or other breaches of network or IT security may cause equipment failures or disrupt the systems and operations of us and our clients. We and our clients may be subject to attempts to breach the security of applicable networks and IT infrastructure through cyber-attack, malware, computer viruses and other means of unauthorized access. The potential liabilities associated with these events could exceed the insurance coverage we or our clients maintain, if any. An inability to operate as a result of such events, even for a limited period of time, may result in significant expenses or loss of market share to other competitors in the market we serve. In addition, a failure to protect our, or our client’s, enterprises, networks, privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation. To date, we have not been subject to cyber-attacks or other cyber incidents which, individually or in the aggregate, resulted in a material adverse effect on our business, operating results and financial condition.

We are subject to security threats to our own IT infrastructure, which can also affect our customers. A party who is able to compromise the security measures on our networks or the security of our infrastructure could misappropriate our proprietary information or the personal information of our customers, cause interruptions or malfunctions in our operations or our customers’ operations or damage our computers or systems and those of our customers. As security is a primary competitive factor in our industry, such a compromise could be particularly harmful to our brand and reputation. We may be required to expend significant resources to protect against such threats or to alleviate problems caused by breaches in security. As techniques used to breach security change frequently, and are generally not recognized until launched against a target, we may not be able to implement security measures in a timely manner or, if and when implemented, we may not be able to determine the extent to which these measures could be circumvented. If we are unable to protect sensitive information, our customers or governmental authorities could question the adequacy of our threat mitigation and detection processes and procedures. Any breaches that may occur could expose us to increased risk of lawsuits, regulatory penalties, loss of existing or potential customers, harm to our reputation and increases in our security costs, which may not be fully insured or indemnified by other means. Additionally, breaches of our, or our customers’, systems could similarly result in a loss of confidence in our services or damage to our brand and reputation. Occurrence of any of these events could have a material adverse effect on our business, financial condition, operating results or prospects.

Because our services are aimed at protecting customers from, and limiting the impact of, critical business interruptions and losses related to cyber-attacks, if our customer’s experience losses related to cyber-attacks that result in lost profits or other indirect or consequential damages to our customers, are customer may expose us to lawsuits. Our customer agreements for services typically contain provisions limiting our liability. However, we cannot assure you that a court would enforce any contractual limitations on our liability. The outcome of any such lawsuit would depend on the specific facts of the case and any legal and policy considerations that we may not be able to mitigate. In such cases, we could be liable for substantial damage awards that may exceed our liability insurance coverage by unknown but significant amounts, which could materially impair our financial condition.

If we fail to meet our service level obligations under our service level agreements, we may be subject to certain penalties and could lose clients.

We have service level agreements with many of our managed services clients under which we guarantee specified levels of service availability. These arrangements require us to estimate the level of service we will provide. If we fail to meet our service level obligations under these agreements, we may be subject to penalties, which could result in higher than expected costs, and we may lose clients, which could lead to decreased revenue and decreased gross and operating margins. If we fail to meet our service level

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obligations under these agreements, our reputation may suffer as a result.

The preparation of our financial statements involves use of estimates, judgments and assumptions, and our financial statements may be materially affected if our estimates prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in the United States require the use of estimates, judgments, and assumptions that affect the reported amounts. Different estimates, judgments, and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments, and assumptions are likely to occur from period to period in the future. These estimates, judgments, and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required.

We indemnify our officers and directors against liability to us and our security holders, and such indemnification could increase our operating costs.

Our certificate of incorporation and bylaws allow us to indemnify our officers and directors against claims associated with carrying out the duties of their offices. Our bylaws also allow us to reimburse them for the costs of certain legal defenses. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers, directors or control persons, the SEC has advised that such indemnification is against public policy and is therefore unenforceable.

Our industry is highly competitive, and there is no assurance that we will compete successfully.

Our current and potential competitors vary by size, service offerings and geographic region. Competitors include technology companies, consulting companies, telecommunication companies, technology resellers, hardware and software companies, and others. Many of our competitors have entrenched relationships in particular industries, or have gained a reputation for expertise in a specific segment of the cyber market, including services, software and hardware. The primary competitive factors in our market are: security, reliability and functionality, customer service and technical expertise, reputation and brand recognition, financial strength, breadth of products and services offered, price, and scalability. Many of our current and potential competitors have substantially greater financial, technical and marketing resources; more diversified product and service offerings; larger customer bases; longer operating histories; greater brand recognition; and more established relationships in the industry than we do. As a result, some of these competitors may be able to:

•	adapt more rapidly to new or emerging technologies and changes in customer requirements;
•	develop superior products or services, thereby gain greater market acceptance and expand their product and service offerings more efficiently or rapidly;
•	bundle products and services that we may not offer or in a manner that provides our competitors with a price advantage;
•	take advantage of acquisitions and other opportunities more readily;
•	maintain a lower cost basis;
•	adopt more aggressive pricing policies and devote greater resources to the promotion, marketing and sales of their products and services; and
•	devote greater resources to the research and development of their products and services.

Many of these companies have significantly greater financial, technical, marketing and other resources than we do and may be better positioned to acquire, offer and service complementary products and technologies. These companies and alliances resulting from possible combinations may create more compelling product and service offerings, be able to offer greater pricing flexibility than we can or engage in business practices that make it more difficult for us to compete effectively, including on the basis of sales and marketing

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programs (such as providing greater incentives to our channel partners to sell a competitor’s product), technology or product functionality. Competition could result in, among other things, a substantial loss of customers, reduction in revenues or increase in expenses, which could materially adversely affect our business, financial condition, results of operations or prospects.

Our business is dependent upon the protection of our proprietary rights and trade secrets.

We rely on trade secrets to protect intellectual property, proprietary technology and processes, which we have or may develop in the future. There can be no assurances that secrecy obligations will be honored or that others will not independently develop similar or superior products or technology. The protection of intellectual property and/or proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. We may also be subject to claims by other parties with regard to the use of intellectual property, technology information and data, which may be deemed proprietary to others.

We may become subject to disputes, including litigation, that could negatively impact our business and our profitability and financial condition.

We may become subject to disputes with third parties from time to time. Any such dispute could result in litigation between us and the other parties. Whether or not any dispute actually proceeds to litigation, we may be required to devote significant management time and attention and financial resources to its resolution (through litigation, settlement or otherwise), which would detract from our management’s ability to focus on our business. Any such resolution could involve the payment of damages or expenses by us, which may be significant. In addition, any such resolution could involve our agreement with terms that restrict the operation of our business.

Domestic economic trends and financial market conditions may adversely affect our operating performance.

Our financial success may be sensitive to adverse changes in general economic conditions in the United States, such as recession, inflation, unemployment, and interest rates. Such changing conditions could reduce demand in the marketplace for our services. We have no control over these changes.

Risks Associated with our Common Stock

Our directors and executive officers beneficially own a substantial majority of our outstanding capital stock and will have the ability to control our affairs.

Our directors and executive officers, beneficially owns approximately 86.8% of our outstanding capital stock. By virtue of these holdings, they effectively control the election of the members of our board of directors, our management and our affairs, and may prevent us from consummating corporate transactions such as mergers, consolidations or the sale of all or substantially all of our assets that may be favorable from our standpoint or that of our other stockholders.

We do not know whether an active, liquid and orderly trading market will develop for our common stock.

There has been no public market for our common stock. An active trading market for our shares may never develop or be sustained. The lack of an active or liquid market may impair your ability to sell your shares

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at the time you wish to sell them or at a price that you consider reasonable.

The market price of our common stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our stock price may experience substantial volatility as a result of a number of factors, including, among others:

•	sales or potential sales of substantial amounts of our common stock;
•	announcements about us or about our competitors or new product introductions;
•	the loss or unanticipated underperformance of our global distribution channels;
•	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;
•	conditions in the cybersecurity and IT services industries;
•	governmental regulation and legislation;
•	variations in our anticipated or actual operating results;
•	changes in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;
•	foreign currency values and fluctuations; and
•	overall political and economic conditions.

Many of these factors are beyond our control. The stock markets have historically experienced substantial price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors could reduce the market price of our common stock, regardless of our actual operating performance.

Future sales of shares of our common stock by existing stockholders could depress the market price of our common stock.

We have an aggregate of 103,725,000 issued and outstanding shares of common stock as of October 1, 2019. The Plan Shares issued in connection with the merger with VCAB are freely tradeable. The remainder of the outstanding shares may be sold, subject to certain volume limitations, pursuant to Rule 144 or other available exemptions. Also, in the future, we may issue additional securities in connection with investments and acquisitions. The amount of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding stock. Due to these factors, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

We do not intend to pay cash dividends. As a result, for the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We currently intend to retain future earnings, if any, to fund the development and growth of our business. In addition, the terms of future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock is anticipated to be your sole source of gain for the foreseeable future.

Provisions in our certificate of incorporation, our by-laws and Delaware law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our common stock.

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Provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law may have the effect of deterring unsolicited takeovers or delaying or preventing a change in control of our company or changes in our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. These provisions include the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could include the right to approve an acquisition or other change in our control or could be used to institute a rights plan, also known as a poison pill, that would work to dilute the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors.

The existence of the forgoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Our board of directors is expressly authorized to make, alter or repeal our by-laws by majority vote, while such action by stockholders would require a super majority vote; and establish advance notice requirements for nominations for elections to our board of directors or proposing matters that can be acted upon by stockholders at stockholder meetings.

These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority, Inc. (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for certain customers. FINRA requirements will likely make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in the shares, resulting in fewer broker-dealers may be willing to make a market in our shares, potentially reducing a stockholder’s ability to resell shares of our common stock.

We are eligible to be treated as an “emerging growth company,” as defined in the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting and other requirements that are applicable to other public companies that are not emerging growth companies, including (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in this registration statement and our periodic reports and proxy statements and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval

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of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B)of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. We have elected to take advantage of the extended transition period for complying with the revised accounting standards. As a result, our financial statements may not be comparable to companies that comply with effective dates generally applicable to public companies.

Investors may find our common stock less attractive because we may rely on these exemptions, reduced reporting requirements and extended transition periods. If investors find our common stock less attractive as a result of any of the foregoing, there may be a less active trading market for our common stock and our stock price may be more volatile or may decrease.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.

The trading market for our shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our share price could decline.

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Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following discussion and analysis should be read in conjunction with our financial statements and the related notes. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Forward-Looking Statements and Business sections in this registration statement. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

GenResults, LLC (“GenResults”) was formed on June 22, 2015 as an Arizona limited liability company. Following our acquisition of GenResults effective as of April 1, 2019, GenResults is our wholly owned subsidiary.

On September 23, 2019, we entered into an Agreement and Plan of Merger pursuant to which our wholly owned subsidiary would merge with and into TalaTek, LLC, a Virginia limited liability company (“TalaTek”), with TalaTek surviving as our wholly owned subsidiary. In connection with the merger, we issued 6,200,000 shares of common stock of the Company as merger consideration. As a result of the merger, former equity holder of TalaTek owns approximately 6% of the issued and outstanding shares of common stock of the Company. The results of operations of Talatek will be included in the consolidated financial statements of the Company from the closing date of the merger.

As of, and for the years ended, December 31, 2018 and 2017, and the three and six months ended June 30, 2018, the financial statements of GenResults are presented herein as the financial statements of the Company. Further, the Company’s financial statements for the six months ended June 30, 2019 include the financial statements of GenResults to the date of acquisition, April 1, 2019.

We provide cybersecurity consulting and are committed to delivering innovative technology security solutions that solve human challenges. Our team delivers full lifecycle security solutions from project inception and planning, through deployment to ongoing support and maintenance focusing on compliance and security.

Financial Overview

Revenue

Our ability to increase revenues will depend on our ability to increase services we provide to existing and new clients.

Reorganization Expenses

In April 2019, we acquired all of the equity interests of GenResults in consideration of the issuance by us of 1,000,000 shares of our common stock to an affiliate of David G. Jemmett, our Chief Executive Officer. We did not incur material legal, accounting or other expenses in connection with this transaction.

On April 15, 2019, we incurred reorganization expenses in connection with our merger with VCAB, and related transactions, as described under “Business – Merger of VCAB Six Corporation into Cerberus Cyber Sentinel Corporation.” Reorganization expenses primarily consisted of the fair value of the Plan Shares issued in connection with those transactions, as well as legal expenses incurred in connection therewith. All reorganization expenses in connection with those transactions have been incurred, and no additional expenses with respect thereto are anticipated.

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Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses consist primarily of professional fees for legal, finance and accounting services, and stock based compensation. We anticipate that our SG&A expenses will increase in future periods to support increases in our research and development activities and as a result of increased headcount, expanded infrastructure, increased legal, compliance, accounting and investor and public relations expenses associated with being a public company and increased insurance premiums, among other factors.

Critical Accounting Policies and Recent Accounting Pronouncements

Critical Accounting Policies

We have identified the following policies below as critical to our business and results of operations. Our reported results are impacted by the application of the following accounting policies, some of which require management to make subjective or complex judgments. These judgments involve making estimates and assumptions about the effect of matters that are inherently uncertain and may significantly impact quarterly or annual results of operations. For all of these policies, management cautions that future events rarely develop exactly as expected, and the best estimates routinely require adjustment. The methods, estimates, interpretations and judgments we use in applying our most critical accounting policies can have a significant impact on the results that we report in our financial statements.

The following discussion provides supplemental information regarding the significant estimates, judgments and assumptions made in implementing the Company’s critical accounting policies.

Basis of Presentation and Use of Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, allowance for doubtful accounts receivable, and income taxes, among others. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. For any given individual estimate or assumption we make, it is possible that other people applying reasonable judgment to the same facts and circumstances could develop different estimates. Actual results may differ from these estimates under different assumptions or conditions. The accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they inherently involve significant judgments and uncertainties. For a discussion of our significant accounting policies, refer to Note 2 – “Summary of Significant Accounting Policies” in the Notes to our Financial Statements for the years ended December 31, 2018 and 2017, included in this registration statement in Item 15.

Allowance for Doubtful Accounts Receivable

Our accounts receivable consist primarily of amounts due from customers for the performance of services, and we record the amount net of an allowance for doubtful accounts. To record our accounts receivable at the net realizable value, we assess their collectability, which requires a considerable amount of judgment. We perform a detailed analysis of the aging of our receivables, the credit worthiness of our customers, our

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historical bad debts, and other adjustments. If economic, industry, or customer specific business trends worsen, we increase the allowance for uncollectible accounts by recording additional expense in the period in which we become aware of the new conditions.

Income Taxes

Prior to our acquisition of GenResults, GenResults was treated as a disregarded entity for federal and state tax purposes. Accordingly, GenResults was not subject to federal or state income taxes. The income of GenResults was included in the tax return of its sole member. Therefore, no provision, liability or benefit for income taxes has been included in the financial statements of GenResults. Additionally, because GenResults was a disregarded entity for federal tax purposes, tax reform legislation that was enacted in December 2017 had no impact on GenResults or the financial statements. The Company is generally subject to tax audits for its federal and state tax returns for tax years since the Company’s inception.

We use significant judgment in determining the provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against net deferred tax assets. In preparing our financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax liability together with assessing temporary differences resulting from differing treatment of items, such as depreciation and amortization of property. These differences result in deferred tax assets and liabilities. We will then assess the likelihood that deferred tax assets will be recovered from future taxable income, and to the extent that recovery is not likely or there is insufficient operating history, we establish a valuation allowance. In evaluating our ability to recover our deferred tax assets within the jurisdiction from which they arise, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies, and results of recent operations. In projecting future taxable income, we will begin with historical results and incorporate assumptions about the amount of future state, federal, and foreign pretax operating income adjusted for items that do not have tax consequences. The assumptions about future taxable income require significant judgment and are consistent with the plans and estimates we are using to manage the underlying business. To the extent we establish or change a valuation allowance in a period, we will include an adjustment within the tax provision of our statements of operations.

Deferred tax assets reflect current statutory income tax rates in effect for the period in which the deferred tax assets are expected to be realized. As changes in tax laws or statutory tax rates are enacted, deferred tax assets and liabilities will be adjusted through the provision of income taxes.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across our operations. A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. We expect to (1) record unrecognized tax benefits as liabilities in accordance with ASC 740 and (2) adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available.

Revenue Recognition

As of January 1, 2018, GenResults adopted the new revenue recognition accounting guidance by applying the modified retrospective transition approach to all contracts. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an

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amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The adoption of the guidance did not have a material impact on the amount or timing of revenue recognized.

We earn revenues by providing cybersecurity consulting and managed security services to our clients. Contracts for consulting services have various terms based on the scope, deliverables and complexities of the engagement, which require management to make judgements and estimates in recognizing revenue.

Revenue from the sale of services is recognized when services are rendered to clients and amounts are earned, and there is no condition or uncertainty implying a reversal thereof.

Recently Adopted Accounting Pronouncements

Between May 2014 and December 2016, the FASB issued several Accounting Standards Updates (“ASU”) on Revenue from Contracts with Customers (Topic 606). These updates superseded nearly all previous revenue recognition guidance under GAAP. The core principle is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. A five-step process has been defined to achieve this core principle, and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP. The standards are effective for annual periods beginning after December 15, 2017 using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standards in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting the standards recognized at the date of adoption (which includes additional footnote disclosures). The Company adopted these standards effective on January 1, 2018, and management concluded the adoption of this standard did not result in a significant financial statement impact or changes to revenue recognition policies or processes as revenue is primarily derived from arrangements in which the transfer of control coincides with the fulfillment of performance obligations.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), and also issued subsequent amendments to the initial guidance under ASU 2018-19, ASU 2019-04 and ASU 2019-05 which provides guidance on measuring credit losses on financial instruments. The Amended guidance replaces current incurred loss impairment methodology of recognizing credit losses when a loss is probable with a methodology that reflects expected credit losses and requires a broader range of reasonable and supportable information to assess credit loss estimates. ASU 2016-13 and subsequent amendments are effective for the Company on January 1, 2020, with early adoption permitted on January 1, 2019. The Company is assessing the provisions of this guidance and subsequent amendments and evaluating the effects that it will have on the financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Results of Operations

Years Ended December 31, 2018 and 2017

Revenues and Costs of Revenues

We generated revenues of $641,606 and $601,963, respectively, and incurred costs of revenues of $114,668

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and $145,921, respectively, for the years ended December 31, 2018 and 2017, respectively. As a result, we generated gross profit of $526,938 and $456,042, respectively, for the years ended December 31, 2018 and 2017. The increase in revenues and decrease in costs of revenues resulted from a slight increase in customers, and providing more cost effective services to those customers.

Selling, General and Administrative Expenses

We incurred total SG&A expenses of $203,814 during 2018 and $99,425 during 2017. Advertising expenses were $23,322 and $2,235 for the years ended December 31, 2018 and 2017, respectively. Other SG&A expenses increased during the year ended December 31, 2018 primarily related to increases in legal and other professional services and facility expenses, partially offset by a decrease in commission expenses.

Net Income

We incurred net income of $323,124 and $356,617 for the years ended December 31, 2018 and 2017, respectively, because of the factors discussed above. It is anticipated that future operating expenses will increase as the Company complies with its periodic reporting requirements. Such expenses would also increase if the Company were to effect a business combination, although there can be no assurance that the Company will be successful in effecting a business combination.

Six Months Ended June 30, 2019 and 2018

Revenues and Costs of Revenues

We generated revenues of $352,131 and $234,869, respectively, and incurred costs of revenues of $131,453 and $87,931, respectively, for the six months ended June 30, 2019 and 2018, respectively. As a result, we generated gross profit of $220,678 and $146,938, respectively, for the six months ended June 30, 2019 and 2018. The increase in revenues and corresponding increase in costs of revenues resulted from acquiring additional clients and additional projects with existing clients.

Selling, General and Administrative Expenses

We incurred total SG&A expenses of $638,750 during the six months ended June 30, 2019 and $78,509 during the six months ended June 30, 2018. Advertising expenses were $2,505 and $13,322 for the six months ended June 30, 2019 and 2018, respectively. Other SG&A expenses increased during the six months ended June 30, 2019 primarily related to increases in legal and other professional services, business development expenses, and stock based compensation expense.

Net Income (Loss)

We incurred net income (loss) of $(424,139) and $68,429 for the six months ended June 30, 2019 and 2018, respectively, because of the factors discussed above. It is anticipated that future operating expenses will increase as the Company complies with its periodic reporting requirements and increase due to additional salaries and benefits as new personnel are hired. Such expenses would also increase if the Company were to effect a business combination, although there can be no assurance that the Company will be successful in effecting a business combination.

Quarter Ended June 30, 2019 and 2018

Revenues and Costs of Revenues

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We generated revenues of $154,318 and $138,300, respectively, and incurred costs of revenues of $87,790 and $22,769, respectively, for the quarter ended June 30, 2019 and 2018, respectively. As a result, we generated gross profit of $66,528 and $115,531, respectively, for the quarter ended June 30, 2019 and 2018. The increase in revenues and costs of revenues resulted from acquiring additional clients and additional projects with existing clients.

Selling, General and Administrative Expenses

We incurred total SG&A expenses of $586,757 during the quarter ended June 30, 2019 and $31,834 during the quarter ended June 30, 2018. Advertising expenses were nil and $10,500 for the quarters ended June 30, 2019 and 2018, respectively. Other SG&A expenses increased during the quarter ended June 30, 2019 primarily related to increases in legal and other professional services, business development expenses, and stock based compensation.

Net Income (Loss)

We incurred net income (loss) of $(523,281) and $83,697 for the quarters ended June 30, 2019 and 2018, respectively, because of the factors discussed above. It is anticipated that future operating expenses will increase as the Company complies with its periodic reporting requirements and increase due to additional salaries and benefits as new personnel are hired. Such expenses would also increase if the Company were to effect a business combination, although there can be no assurance that the Company will be successful in effecting a business combination.

Liquidity and Capital Resources

Sources of Liquidity

As of December 31, 2018 and June 30, 2019, we had total current assets of $256,006 and $693,266, respectively. We have financed our operations through June 30, 2019 primarily through cash from operations.

Cash Flows

The following table sets forth the primary sources and uses of cash for the periods set forth below.

	Year Ended December 31, 2018	Year Ended December 31, 2017	6 Months Ended June 30, 2019	6 Months Ended June 30, 2018

Cash provided by operating activities	$243,772	$280,067	$101,412	$105,649
Cash used by investing activities	—	—	(2,555)	—
Cash provided (used) by financing activities	(204,831)	(244,895)	275,030	(107,131)

Increase (decrease) in cash and cash equivalents	$38,941	$35,172	$373,887	$(1,482)

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Operating activities. Our cash provided by operating activities resulted primarily from our net income (loss), as adjusted for changes in operating assets and liabilities. For the year ended December 31, 2018, changes in operating assets and liabilities consisted primarily of an increase in accounts receivable and a decrease in accounts payable and accrued expenses. For the six months ended June 30, 2019, changes in operating assets and liabilities consisted primarily of an increase in prepaid expenses and other assets, and an increase in accounts payable and accrued expenses.

Investing activities. Cash used by investing activities consisted of purchases of equipment.

Financing activities. Cash used by financing activities consisted of distributions paid by GenResults prior to the reorganization to the Company, and cash provided by financing activities resulted from the proceeds from the issuance of common stock.

Funding Requirements

We expect to continue to incur significant expenses for the foreseeable future. We anticipate that our expenses will increase substantially if and as we:

•	establish a sales and marketing infrastructure to support our cybersecurity and IT services business;
•	identify, pursue and potentially consummate acquisitions of other businesses; and
•	add operational and financial personnel to handle the public company reporting and other requirements to which we will be subject following effectiveness of this registration statement.

We expect that we will require approximately $2,000,000 in additional capital to fund operations and future commercialization efforts during the next twelve (12) month period. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with our services, we are unable to estimate the amounts of increased capital outlays and operating expenses associated with successfully commercializing such products. Our future capital requirements will depend on many factors, including:

•	the costs and timing of commercialization activities for our services;
•	revenues received for our services;
•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims; and
•	our ability to maintain client relationships on favorable terms.

Until such time, if ever, as we can generate substantial revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings, and strategic alliances. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies and future revenue streams or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, and should cash flows from our current profitable operations be insufficient to support our planned growth, we may be required to delay, limit, reduce or terminate our

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product development or future commercialization efforts or grant rights to commercialize products that we would otherwise prefer to develop and market ourselves.

Quantitative and Qualitative Disclosures About Market Risk

We have not utilized any derivative financial instruments such as futures contracts, options and swaps, forward foreign exchange contracts or interest rate swaps and futures. We do not have any variable rate borrowings and, consequently, we are not affected by changes in market interest rates. We do not currently have any sales or own assets and operate facilities in countries outside the United States and, consequently, we are not impacted by foreign currency fluctuations or exchange rate changes. Overall, at this time, we believe that our exposure to interest rate risk and foreign currency exchange rate changes is not material to our financial condition or results of operations.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Item 3. Properties.

We currently do not own any real properties. We utilize office facilities for our principal executive offices at 7333 E. Doubletree, Suite D270, Scottsdale, Arizona 85258. We believe suitable replacement facilities would be available to us if our arrangements for our facilities were to terminate.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth the ownership of our common stock by our officers and directors, and other beneficial owners of 5% or more of our outstanding common stock, as of October 1, 2019. There are not any pending arrangements that may cause a change in control. The information presented below has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose.

A person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.

Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class
David G. Jemmett[1]	70,000,000	67.5%
Stephen Scott	20,000,000	19.3%
Ret. General Robert Oaks	--	--
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Scott Holbrook	--	--
Andrew McCain	--	--
William Santos	--	--

All Executive Officers and Directors as a group (6 persons)	90,000,000	86.8%
Other 5% or greater holder
Baan Alsinawi	6,200,000	6.0%

1 Includes shares held by Jemmett Enterprises, LLC. David G. Jemmett is the managing member of Jemmett Enterprises, LLC.

The address for each person named in the table above is c/o the Company.

This table is based upon information derived from our stock records. We believe that each of the stockholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

Item 5. Directors and Executive Officers.

Directors and Executive Officers

The following table sets forth the names of the directors and executive officers of the Company as of October 1, 2019:

Name	Age	Title
David G. Jemmett	52	CEO and Director
Stephen Scott	51	Director
Ret. General Robert Oaks	83	Director
R. Scott Holbrook	71	Director
Andrew McCain	57	Director
William Santos	53	President

The following sets forth biographical information and the qualifications and skills of directors and executive officers:

David G. Jemmett – Chief Executive Officer & Director

Mr. Jemmett has been CEO and a director of the Company since its formation. He also founded GenResults in 2015, now a wholly owned subsidiary of the Company. From January 2014 through December 2014, Mr. Jemmett  served as CEO of NantCloud, a provider of secure cloud hosted application for healthcare customers, and CTO of NantWorks, a parent company for the Nant family of companies. From 2005 to 2013, Mr. Jemmett was founder and CEO of ClearDATA Networks, a HIPAA compliant hosting company specializing in healthcare. He has been a guest speaker on CBS, CNN, MSNBC and CSPAN, and has spoken before the US Senate Subcommittee on Telecommunications and Internet Security regarding internet technologies in 1998.

Mr. Jemmett is qualified for service on our Board due to his extensive business background, his experience in the cyber security industry, and his significant equity ownership in the Company.

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Stephen Scott – Director

Mr. Scott is a founder of the Company and has been a Partner with Advisor ID (formerly BRI Partners), a financial services technology firm, since 2016. Mr. Scott was Managing Director of Longboard Asset Management from 2016 through 2017. From 2009 until 2016, Mr. Scott was at Van Eck Global, from 2009 to 2014, where he served as the Co-Head of the Alternatives Committee and as portfolio manager. Mr. Scott has founded and managed several investment partnerships focused on both private and public investment strategies since 1995.

Mr. Scott is qualified for service on our Board due to his background in both the financial services and technology industries.

Ret. General Robert C. Oaks – Director

Ret. General Oaks is a retired U.S. Air Force general who served as commander in chief of the U.S Air Forces in Europe, and commander, Allied Air Forces Central Europe, with headquarters at Ramstein Air Base, Germany. He retired as a four-star General and Commander and Chief of U.S. Air Forces Europe and NATO Central Europe in 1994 after serving 34 years. Following his retirement, Oaks was employed at U.S. Airways as Senior Vice President. In 2000, Oaks resigned from this position when he was called to serve the LDS Church, where he served until 2009, when he was released as a general authority. He earned a Bachelor of Science degree in Military Science from the US Air Force Academy and a Master’s degree in Business Administration from Ohio State University prior to graduating from the Naval War College. Ret. General Oaks currently serves as the official Liaison for the Church of Jesus Christ to the US Armed Forces.

Ret. General Oaks is qualified for service on our Board due to his experience with national security issues, including cyber security, through his extensive military service.

R. Scott Holbrook – Director

Mr. Holbrook is a healthcare technology veteran, having served as the Executive Vice President of Medicity (a population health management companies with solutions for health information exchange, business intelligence, and provider and patient engagement.) from 2002 to 2013. In 1998 Mr. Holbrook founded KLAS and remains a Board Member thereof. He has served in executive positions at IHC, GTE, Sunquest Information Systems, Integrated Medical Networks, and is a founder of Park City Solutions. Since 2013, Mr. Holbrook has been a Principal at Mountain Summit Advisors (a specialty firm focused on mergers and acquisition of primarily healthcare Technology and services), and a Strategic Advisor to Health Catalyst (a company focused on Data analytics and warehousing primarily in healthcare). Mr. Holbrook is a HIMSS Fellow. Mr. Holbrook holds a Master of Science from Utah State University, and a Bachelor of Science from Brigham Young University.

Mr. Holbrook is qualified for service on our Board as a result of his significant experience in the healthcare technology sector.

Andrew McCain – Director

Mr. McCain is the President and Chief Operating Officer for Hensley Beverage Company, where he has served since 2014. Mr. McCain received his Bachelor of Arts in Mathematics, 1984, and an MBA, 1986, both from Vanderbilt University. He is a Board Member of the Arizona Super Bowl Host Committee; the Arizona 2016 College Football Championship Local Organizing Committee; Chairman of Hensley Employee Foundation; Patrons Committee member of United Methodist Outreach Ministries’ New Day

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Centers. He is past Chairman of the Board of the Fiesta Bowl; past Chairman, Anheuser-Busch National Wholesaler Advisory Panel; past Chairman of the Greater Phoenix Chamber of Commerce.

Mr. McCain is qualified for service on our Board as a result of his significant business experience.

William Santos – President

Mr. Santos has spent over 30 years in technology sales, service delivery, and executive leadership. After a 10-year career with IBM, Mr. Santos successfully launched and sold Atlantec Group, his first professional services firm. He started the professional services business unit at Software House International, growing it to over $30 million in revenue over a 5-year period. After SHI, Mr. Santos joined HOSTING in 2010 to build the professional services organization before shifting roles and leading the acquisition of several professional service organizations including Ntirety (a database services firm) and Stelligent (an AWS DevOps organization) from 2013- 2018. Most recently, Mr. Santos led the sale of Stelligent to Mphasis at 2.5x the price purchased less than 24 months prior, where he has been President/CEO of Mphasis Stelligent from 2018 - present. Mr. Santos has degrees in computer science and engineering from the Massachusetts Institute of Technology.

Involvement in Legal Proceedings

No officer or director has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and
•	Being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Committees of the Board

The Board has not established any standing committees.

Board Leadership Structure and Risk Oversight

The Board, in conjunction with the Company’s officers, is responsible for considering, identifying and managing material risks to the Company. The Board plays a critical role in evaluating and managing internal controls, financial risk exposure and monitoring the activities of the Company’s independent registered public accounting firm. The entire Board also receives updates at each Board meeting regarding any material risks from the Company’s management.

Item 6. Executive Compensation

The Company was formed in 2019. Our wholly owned subsidiary, GenResults, did not pay any compensation to any executive officer for the years ended December 31, 2018 and 2017.

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Material Terms of Employment

We have entered into employment agreements with two executive officers beginning August 16, 2019, Mr. Jemmett and Mr. Santos.

We anticipate that prior to the end of 2019, as our working capital levels permit, we will begin paying cash compensation to our executive officers. It is our expectation that, initially, our executive officers will be paid base compensation in the following amounts: Mr. Jemmett - $225,000; and Mr. Santos - $185,000. Such amounts are subject to change, and we may provide additional compensation to our executive officers.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Review, Approval or Ratification of Transactions with Related Persons

Our Board reviews and approves certain transactions between us and our executive officers and directors and greater than 5% beneficial owners of our common stock, and each of their immediate family members. Transactions subject to the review and approval of the Board include transactions between us and the related person in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which such person has or will have a direct or indirect material interest. To identify any related party transactions, each year, we submit and require our directors and officers to complete director and officer questionnaires identifying any transactions with us in which the executive officer or director or their family members has an interest. In addition, the Board determines, on an annual basis, which members of the Board meet the definition of independent director as defined in the rules of The Nasdaq Stock Market and reviews and discusses any relationships with a director that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. In approving or rejecting any such transaction, the Board considers the relevant facts and circumstances available to it, including but not limited to the risks, costs, benefits to our company, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. Our Board approves only those transactions that it determines in good faith, are in, or are not inconsistent with, our best interests.

On December 31, 2018, GenResults issued an unsecured note payable to Jemmett Enterprises, LLC, an entity controlled by David G. Jemmett, our CEO. The promissory note had an original principal amount of $200,000, bears interest at 6% per annum and is due on June 30, 2020.

We do not have a policy or procedures in place for the review, approval or ratification of any related-party transaction, other than approval by the unrelated members of the Board of Directors or stockholders, or written consent in lieu of the meeting of the Board of Directors or stockholders, as the case may be, for the given transaction. The related party transaction described above was approved by the Board of Directors.

Director Independence

The Board has determined which members of the Board meet the definition of independent director as defined in the rules of The Nasdaq Stock Market and has reviewed any relationships with each director that would potentially interfere with his exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each of Messrs. Scott, Holbrook and McCain, and Ret. General Oaks, constituting a majority of the Board, are independent under the rules of the Nasdaq Stock Market, including for purposes of service on an audit committee.

Item 8. Legal Proceedings.

We may become involved in, or have been involved in, arbitrations or various other legal proceedings that

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arise from the normal course of our business. We cannot predict the timing or outcome of these claims and other proceedings. The ultimate outcome of any litigation is uncertain, and either unfavorable or favorable outcomes could have a material negative impact on our results of operations, balance sheets and cash flows due to defense costs, and divert management resources. Currently, we are not involved in any arbitration and/or other legal proceeding that could have a material effect on our business, financial condition, results of operations and cash flows.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information

There is no established public trading market in our common stock. Our securities are not listed for trading on any securities exchange nor are bid or asked quotations reported in any over-the-counter quotation service. Upon effectiveness of this registration statement, we intend to file application to make our shares of common stock eligible for quotation on the OTC Market. No assurance can be given that an active market will exist for our common stock.

Equity Compensation Plans

We expect that in the future we will file a registration statement on Form S-8 under the Securities Act registering the common stock subject to issuance pursuant to an equity compensation plan. That registration statement will become effective immediately upon filing, and shares covered by that registration statement will thereupon be eligible for sale in the public markets, subject to grant of the underlying awards, vesting provisions and Rule 144 limitations applicable to our affiliates.

Holders

As of October 1, 2019, there were 103,725,000 shares of common stock issued and outstanding, which were held by approximately 684 record holders.

Dividends

No cash dividends have been paid since the GenResults reorganization to the Company, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our common stock in the foreseeable future.

Stock Not Registered under the Securities Act; Rule 144 Eligibility

Our common stock has not been registered under the Securities Act. However, the 2,000,000 Plan Shares issued in connection with the VCAB merger were exempt from the registration requirements of the Securities Act, pursuant to Section 1145 of the US Bankruptcy Code and may be resold without registration pursuant to Section 4(1) of the Securities Act, provided that the reseller is not an underwriter within the meaning of Section 1145(b) of the US Bankruptcy Code. Our remaining issued and outstanding shares of common stock are restricted securities and may not be resold absent registration under the Securities Act and applicable state securities laws or an available exemption thereunder.

Rule 144

Shares of our common stock that are restricted securities will be eligible for resale in compliance with Rule 144 or Rule 701 of the Securities Act, subject to the requirements described below. “Restricted securities,”

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as defined under Rule 144, were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration, such as Rule 144 or Rule 701. Below is a summary of the requirements for sales of our common stock pursuant to Rule 144, after the effectiveness of this Registration Statement.

Beginning 90 days after the effectiveness of this Registration Statement, a person who is our affiliate or who was our affiliate at any time during the preceding three months and who has beneficially owned restricted securities for at least six months, will generally be entitled to sell within any three month period a number of shares that does not exceed one percent of the number of shares of our common stock then outstanding. Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Persons who may be deemed to be our affiliates generally include individuals or entities that control, or are controlled by, or are under common control with, us and may include our directors and officers, as well as our significant stockholders.

For a person who has not been deemed to have been one of our affiliates at any time during the 90 days preceding a sale, sales of our shares of common stock held longer than six months, but less than one year, will be subject only to the current public information requirement and can be sold under Rule 144 beginning 90 days after the effectiveness of this Registration Statement without restriction. A person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell his or her shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

We expect approximately ___________ shares of our common stock will be eligible for sale under Rule 144 90 days following the effective date of this Registration Statement, subject to applicable volume limitations. On ________, approximately __________ additional shares will become eligible for sale under Rule 144, subject to applicable volume limitations.

Rule 701

Rule 701 under the Securities Act permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement and the volume and public information requirements. Any of our employees, consultants or advisors, other than our affiliates, who acquired shares from us under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the effective date of this Registration Statement before selling their shares under Rule 701. As of October 1, 2019, no shares have been issued pursuant to Rule 701.

Item 10. Recent Sales of Unregistered Securities.

Since its formation, the Company issued a total of 103,725,000 shares of common stock, all of which were issued in connection with VCAB  merger, in connection with the formation of the Company, in connection with the acquisition of GenResults, in connection with the acquisition of Talatek, or in connection with a private placement. Other than shares issued in connection with the VCAB merger, the Company relied on Section 4(a)(2) of the Securities Act. We believe that Section 4(a)(2) was available because none of such issuances involved underwriters, underwriting discounts or commissions; restrictive legends were placed on the certificates representing the shares purchases; and none of such sales were made by general solicitation.

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On April 12, 2019, VCAB merged with and into the Company, and the separate existence of VCAB ceased. Pursuant to the merger, the Company issued an aggregate of 2,000,000 Plan Shares to VCAB’s holders of Class 5 Claims and HFG Capital Investments, LLC (“HFG”). The issuance of the Plan Shares was in reliance on the exemption provided by Section 1145 of the United States Bankruptcy Code.

The Company believes that HFG is not a promoter of the Company, as that term is defined in Rule 405 under the Securities Act, because HFG did not (i) directly or indirectly take initiative in founding or organizing the Company or (ii) receive 10% or more of any class of securities of the Company or 10% or more of the proceeds from the sale of any class of securities.

During September 2019, the Company accepted subscriptions for an aggregate of 1,525,000 shares of common stock at a purchase price of $0.40 per share, or an aggregate of $610,000 from eight investors. The proceeds of the sales of these shares will be used for payment of legal and accounting professional fees, payroll expenses, and other necessary business expenses.

In connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger between the Company, TalaTek Merger Sub, LLC, TalaTek, LLC and Baan Alsinawi dated September 23, 2019, we issued 6,200,000 shares of common stock as merger consideration.

Item 11. Description of Registrant’s Securities to be Registered.

The following is a summary of the current material terms of our capital stock. Because it is only a summary, it does not contain all information that may be important to you. Therefore, you should read carefully the more detailed provisions of our certificate of incorporation and bylaws. For information on how to obtain copies of our certificate of incorporation and bylaws, see “Reports”, below.

General

As of the date of this Registration Statement, our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.00001 per share. No other classes of stock are authorized or expected to be authorized under our certificate of incorporation. The issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Each holder of shares of our common stock is entitled to one vote for each share of common stock held of record by such holder. Holders of our common stock, voting as a single class, are entitled to elect all of the directors of the Company. Matters submitted for stockholder approval generally require a majority vote. Holders of our common stock are entitled to receive ratably such dividends as may be declared by our board out of funds legally available therefor. Upon our liquidation, dissolution or winding up, holders of our common stock would be entitled to share ratably in our net assets. Holders of our common stock have no preemptive, redemption, conversion or other subscription rights.

The registrar and transfer agent for our common stock is Securities Transfer Corporation, 2901 Dallas Parkway, Suite 380, Plano, Texas 75034-8543, (469) 633-0101.

Exclusive Forum Provision

Our certificate of incorporation and bylaws provide that unless we consent in writing to the selection of an alternative forum, the United States District Court for the District of Arizona sitting in Phoenix, Arizona, or, if such court lacks jurisdiction, the state district court of Maricopa County, Arizona, shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our shareholders; (c) any action asserting a claim

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against us or any of our directors, officers, or other employees pursuant to any provision of our certificate of formation or bylaws or the Delaware General Corporation Law; and (d) any action asserting a claim against us or any of our directors, officers or other employees relating to our internal affairs. Any person or entity purchasing or otherwise acquiring or holding any interest in our stock shall be deemed to have notice of and to have consented to jurisdiction and venue in the United States District Court for the District of Arizona sitting in Phoenix, Arizona, and the state district court of Maricopa County, Arizona. If any action within the scope of this provision is filed in violation of such provision (a “violating action”), the violating party shall be deemed to have consented to (a) the personal jurisdiction of such Arizona federal and state courts in connection with any action brought in any such court to enforce such provision and (b) having service of process made upon the violating party in any such action by service upon the violating party’s counsel in the violating action as agent for such shareholder. This provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees, and may discourage lawsuits with respect to such claims. The foregoing summary is subject to the full text of our certificate of incorporation and bylaws.

Reports

We will be required to file reports with the SEC under section 15(d) of the Securities Act and the reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

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Item 12. Indemnification of Directors and Officers.

The Company’s certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director.

Pursuant to the DGCL, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

The Registrant’s Certificate of Incorporation contains provisions authorizing it to indemnify its officers and directors to the fullest extent permitted by the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 13. Financial Statements and Supplementary Data.

The following financial statements are included in this Registration Statement:

Page F-1: The financial statements of GenResults as of, and for the years ended, December 31, 2018 and 2017, and the three and six months ended June 30, 2018, which are presented as the financial statements of the Company. The Company’s financial statements for the six months ended June 30, 2019 include the financial statements of GenResults to the date of acquisition, April 1, 2019.

Page F-10: The financial statements of TalaTek as of, and for the years ended, December 31, 2018 and 2017, and the six months ended June 30, 2019 and 2018.

Page F-31: Unaudited Pro Forma Condensed Consolidated Financial Statements of the Company and Talatek as of June 30, 2019 and for the year ended December 31, 2018 and six months ended June 30, 2019.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There are not and have not been any disagreements between the Company and its accountants on any matter of accounting principles, practices or financial statement disclosure.

35

Item 15. Financial Statements and Exhibits.

Financial Statements

The financial statements and related notes listed on page F-1 are included as part of this Registration Statement.

GENRESULTS, LLC

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2018 AND 2017

F-1

Report of Independent Registered Public Accounting Firm

To the Member of

Genresults, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Genresults, LLC (the “Company”) as of December 31, 2018 and 2017, the related statements of operations, changes in member’s equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations, changes in member’s equity, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Semple, Marchal & Cooper, LLP

Certified Public Accountants

We have served as the Company’s auditor since 2019

Phoenix, Arizona

May 15, 2019

F-2

GENRESULTS, LLC
BALANCE SHEETS

	December 31, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$80,006	$41,065
Accounts receivable	176,000	106,020
Total current assets	256,006	147,085

Long-term assets:
Other assets	—	1,250
Total assets	$256,006	$148,335

LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
Accounts payable and accrued expenses	$14,000	$30,500
Other current liabilities	5,878	—
Total current liabilities	19,878	30,500

Long-term liabilities
Note payable - related party	200,000	—
Total liabilities	219,878	30,500

Commitments and Contingencies
Member's equity:
Member's capital	36,128	117,835
Total member's equity	36,128	117,835
Total liabilities and member's equity	$256,006	$148,335

The accompanying notes are an integral part of these financial statements.

F-3

GENRESULTS, LLC
STATEMENTS OF OPERATIONS

	For the year ended December 31, 2018	For the year ended December 31, 2017

Revenue:
Security services	$641,089	$585,441
Subscriptions and support	517	16,522
Total revenue	641,606	601,963

Cost of revenue:
Security services	114,668	137,008
Subscriptions and support	—	8,913
Total cost of revenues	114,668	145,921
Total gross profit	526,938	456,042

Operating expenses:
Selling, general, and administrative expenses	203,814	99,425
Total operating expenses	203,814	99,425
Operating income	323,124	356,617
Net income	$323,124	$356,617

Pro Forma C Corporation Information (Unaudited). See Note 7.

Income from operations before income taxes	$323,124	$356,617
Pro forma net income tax expense	84,000	93,000
Pro forma net income available to
common shareholders	$239,124	$263,617

Pro forma net income per common share
Basic and diluted	$0.00	$0.00

Weighted average pro forma shares outstanding
Basic and diluted	102,000,000	102,000,000

The accompanying notes are an integral part of these financial statements.

F-4

GENRESULTS, LLC
STATEMENTS OF CHANGES IN MEMBER’S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Balance at December 31, 2016	$6,113

Capital contributions	1,833
Capital distributions	(246,728)
Net income	356,617
Balance at December 31, 2017	117,835

Capital contributions	24,600
Capital distributions	(429,431)
Net income	323,124
Balance at December 31, 2018	$36,128

The accompanying notes are an integral part of these financial statements.

F-5

GENRESULTS, LLC
STATEMENT OF CASH FLOWS

	For the year ended December 31, 2018	For the year ended December 31, 2017

CASH FLOW FROM OPERATING ACTIVITIES:
Net Income	$323,124	$356,617

Adjustments to reconcile net income to net cash
provided by operating activities:

Changes in assets and liabilities
Accounts receivable	(69,980)	(105,800)
Other assets	1,250	(1,250)
Accounts payable and accrued expenses	(16,500)	30,500
Other current liabilities	5,878	—
Net cash provided by operating activities	243,772	280,067

CASH FLOW FROM INVESTING ACTIVITIES:	—	—

CASH FLOW FROM FINANCING ACTIVITIES:
Contributions from member	24,600	1,833
Distributions to member	(229,431)	(246,728)
Net cash used for financing activities	(204,831)	(244,895)

INCREASE IN CASH AND CASH EQUIVALENTS	38,941	35,172

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	41,065	5,893

CASH AND CASH EQUIVALENT, END OF PERIOD	$80,006	$41,065

SUPPLEMENTAL DISCLOSURES
Non-cash activities:
Distribution commitment in a note payable to related party	$200,000	$—

The accompanying notes are an integral part of these financial statements.

F-6

Note 1: Description of Business and Nature of Operations

GenResults, LLC (the “Company” or “GenResults”) was formed on June 22, 2015 as a limited liability company, organized in accordance with the applicable statutes of the State of Arizona. The Company is a single member LLC.

The Company provides cyber security consulting and is committed to delivering innovative technology based security solutions that solve human challenges. The GenResults team delivers full lifecycle security solutions from project inception and planning, through deployment to ongoing support and maintenance focusing on compliance and security.

On April 12, 2019, the Company entered into a purchase agreement with Cerberus Cyber Sentinel Corporation (“CCSC”), a newly formed corporation. All assets and liabilities were purchased in this stock for stock transaction. The sole member is the majority stockholder in CCSC.

Note 2: Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

These estimates and assumptions also affect the reported amounts of revenues, costs and expenses during the reporting period. Management evaluates these estimates and assumptions on a regular basis. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents are considered to be all highly liquid investments with a maturity of three months or less at the time of purchase.

Accounts Receivable

Accounts receivable represent amounts earned and billed but not yet collected in connection with the Company’s services. Payment is generally due 30 days from date of invoice. Trade receivables are carried at their estimated collectible amounts, are non-interest bearing and are unsecured.

The Company follows the allowance method of recognizing uncollectible accounts receivable. Management continually monitors customer balances and has determined an allowance for doubtful account is not necessary at December 31, 2018 and 2017.

Costs of Revenues

Costs of revenues include direct costs incurred associated with delivering services such as traveling expenses and subcontractor fees.

F-7

Advertising Costs

Advertising costs, which are expensed and included in selling, general and administrative expenses when incurred, were $23,322 and $2,235 during the years ended December 31, 2018 and 2017, respectively.

Income Taxes

The Company is a limited liability company that is treated as a disregarded entity for federal and state tax purposes. Accordingly, the Company is not subject to federal or state income taxes. The income or loss of the Company is included in the return of its sole member. Therefore, no provision, liability, or benefit for income taxes has been included in these financial statements. Additionally, since the Company is a disregarded entity for U.S. tax purposes, the 2017 U.S. tax reform, which was enacted on December 22, 2017, has no impact on the Company or the financial statements. The Company is generally subject to tax audits for its federal and state tax returns for tax years since the company’s inception.

Revenue Recognition

As of the beginning of 2018, the Company adopted the new revenue recognition accounting guidance by applying the modified retrospective transition approach to all contracts. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The adoption of the guidance did not have a material impact on the amount or timing of revenue recognized.

The Company earns revenues by providing security consulting and managed security services to its clients. Contracts for consulting services have various terms based on the scope, deliverables, and complexities of the engagement, which require management to make judgements and estimates in recognizing revenue.

Revenue from the sale of services is recognized when services are rendered to customers and amounts are earned, and there is no condition or uncertainty implying a reversal thereof.

At December 31, 2018, the Company recorded deferred revenue in the amount of $5,878 for payment received prior to year-end for which the performance obligation was not satisfied. The deferred revenue is expected to be recognized as revenue during the first quarter of 2019.

Fair Value

The Company determines the fair value of its financial instruments in accordance with the provisions of FASB ASC 820, Fair Value Measurement, which establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
•	Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;
•	Level 3 - Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable inputs reflect the assumptions that market participants would use in pricing the asset or liability.

F-8

The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short maturities, which is a Level 3 input.

Recently Issued Accounting Pronouncements

Between May 2014 and December 2016, the FASB issued several Accounting Standards Updates (ASU) on Revenue from Contracts with Customers (Topic 606). These updates superseded nearly all previous revenue recognition guidance under U.S. GAAP. The core principle is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. A five-step process has been defined to achieve this core principle, and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The standards are effective for annual periods beginning after December 15, 2017 using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standards in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting the standards recognized at the date of adoption (which includes additional footnote disclosures). The Company adopted these standards effective on January 1, 2018, and management concluded the adoption of this standard did not result in any financial statement impacts or changes to revenue recognition policies or processes as revenue is primarily derived from arrangements in which the transfer of control coincides with the fulfillment of performance obligations.

Note 3: Concentrations of Credit Risk

Financial instruments that subject the Company to potential concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains its cash in a bank account with a high quality financial institution, and all balances are insured by the Federal Deposit Insurance Corporation.

The Company’s accounts receivable are derived from varied customers in various industries and across various geographical locations.

The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses.  In 2018, the Company had revenue of approximately $641,606, with 3 customers that exceeded 10% of that revenue.  In 2017, the Company had revenue of approximately $601,963 with 2 customers that exceeded 10% of that revenue.  As of December 31, 2018, and 2017, the outstanding accounts receivable balances from these customers totaled $176,000 and $100,000, respectively.

Note 4: Related Party Transactions

Note Payable to Related Party

On December 31, 2018, the Company entered into an unsecured note payable with Jemmett Enterprises, LLC, an entity under common control of the sole member.

F-9

Note payable to related party consisted of the following at December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017
Note Payable to member, 6% interest, per annum
payment due in full on June 30, 2020 unsecured	$200,000	$—
	$200,000	$—

As of December 31, 2018, the future minimum principal payments due on the note payable – related party is as follows:

Amount
Year ending December 31,
2019	$—
2020	200,000
$200,000

In addition, certain operating expenses of the Company were paid by a related entity and reimbursed by the Company.

Note 5: Member’s Equity

During the year ended December 31, 2018, the Company distributed capital of $229,431 in cash and $200,000 in a note payable. During the year ended December 31, 2017, the Company distributed capital of $246,728. Further, during the years ended December 31, 2018 and 2017, the Company received capital contributions from its member of $24,600 and $1,833, respectively.

Note 6: Commitments and Contingencies

The Company may be a party to legal proceedings in the ordinary course of its business. The Company believes that the nature of any proceedings is typical for a company of its size and scope, and no proceedings are deemed to be materially detrimental.

The Operating Agreement provides that to the fullest extent permitted by Arizona law, the Company’s sole member has no personal liability to the Company for damages for breach of his fiduciary duty as a Manager, except for damages resulting from acts or omissions that involve willful misconduct, fraud, or a knowing violation of law. The sole member has not guaranteed, nor does he have any obligation with respect to the return of any capital contributions or the distribution of profits from the operation of the Company.

The sole member’s liability for the debts and obligations of the Company is limited in accordance with the terms of the Company’s operating agreement. In accordance with these terms and the provisions of the laws of the state of Arizona, in general a member of a limited liability company is not liable, solely by reason of being a member, for the debts, obligations, or liabilities of a limited liability company whether arising in contract or tort; under a judgement, decree, or order of a court; or otherwise.

F-10

Note 7: Pro Forma Income Taxes and Income Per Share (Unaudited)

Effective April 1, 2019, GenResults, LLC merged into Cerberus Cyber Sentinel Corporation (“Cerberus”), a newly formed Delaware C-corporation (See Note 8). Consequently, its income will be subject to federal and state income taxes. Accordingly, a pro forma income tax provision has been disclosed as if the Company was a corporation for the latest fiscal years presented. Therefore, for the purposes of the pro forma tax provision we have applied a 26% combined federal and state income tax rate.

A pro forma net income per common share has been disclosed for the years ended December 31, 2018 and 2017 using the stock that will be outstanding in Cerberus after the merger. Pro forma basic and diluted net income per common share is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares outstanding, assuming the shares issued in the merger were outstanding as of the beginning of each period presented. Currently, there are no potentially dilutive securities outstanding.

Note 8: Subsequent Events

The Company has evaluated subsequent events through May 15, 2019, which is the date the financial statements were available to be issued.

On April 12, 2019, the Company entered into a purchase agreement effective April 1, 2019 with Cerberus Cyber Sentinel Corporation (“CCSC”), a newly formed corporation. All assets and liabilities were purchased in this stock for stock transaction. The sole member is the majority stockholder in CCSC.

F-11

TALATEK, LLC

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2018 AND 2017

F-12

Report of Independent Registered Public Accounting Firm

Members of Talatek, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Talatek, LLC (the “Company”) as of December 31, 2018 and 2017, the related statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations, changes in members’ equity, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ SEMPLE, MARCHAL & COOPER, LLP

Semple, Marchal & Cooper, LLP
Certified Public Accountants and Consultants

We have served as the Company’s auditor since 2019

Phoenix, Arizona

October 1, 2019

F-13

TALATEK, LLC
BALANCE SHEETS

	December 31, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$126,513	$115,224
Accounts receivable	294,797	562,296
Other current assets	4,538	9,552
Total current assets	425,848	687,072

Long-Term Receivable	10,000	—

Total assets	$435,848	$687,072

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable and other accrued expenses	$28,708	$16,848
Accrued payroll and benefits	185,747	201,818
Total current liabilities	214,455	218,666

Total liabilities	214,455	218,666

Commitments and Contingencies
Members' equity:
Members' capital	221,393	468,406
Total members' equity	221,393	468,406
Total liabilities and members' equity	$435,848	$687,072

The accompanying notes are an integral part of these financial statements.

F-14

TALATEK, LLC
STATEMENTS OF OPERATIONS

	For the year ended December 31, 2018	For the year ended December 31, 2017

Revenue:
Consulting services	$2,827,350	$3,222,198
App sales and other	399	218
Total revenue	2,827,749	3,222,416

Operating expenses:
Cost of revenue	158,350	252,117
Selling, general, and administrative expenses	434,422	493,464
Salary and benefit expenses	2,153,442	2,123,696
Total operating expenses	2,746,214	2,869,277
Income from operations	81,535	353,139

Other income (expense):
Interest income	47	101
Interest expense	(2,227)	—

Net income	$79,355	$353,240

The accompanying notes are an integral part of these financial statements.

F-15

TALATEK, LLC
STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Balance at December 31, 2016	$707,730

Capital distributions	(592,564)
Net income	353,240
Balance at December 31, 2017	468,406

Capital distributions	(326,368)
Net income	79,355
Balance at December 31, 2018	$221,393

The accompanying notes are an integral part of these financial statements.

F-16

TALATEK, LLC
STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2018	For the year ended December 31, 2017

CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$79,355	$353,240

Adjustments to reconcile net income to net cash
provided by operating activities:

Changes in assets and liabilities
Accounts receivable	267,499	135,926
Other current assets	5,014	(9,552)
Accounts payable and other accrued expenses	11,860	5,256
Accrued payroll and benefits	(16,071)	18,938
Net cash provided by operating activities	347,657	503,808

CASH FLOW FROM INVESTING ACTIVITIES:
Long-term receivable	(10,000)	—
Net cash used by investing activities	(10,000)	—

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from line of credit	545,000	—
Repayment of line of credit	(545,000)	—
Distributions to member	(326,368)	(592,564)
Net cash used for financing activities	(326,368)	(592,564)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	11,289	(88,756)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	115,224	203,980

CASH AND CASH EQUIVALENT, END OF PERIOD	$126,513	$115,224

Supplemental cash flow information:
Cash paid for interest	$2,227	$—

The accompanying notes are an integral part of these financial statements.

F-17

Note 1: Description of Business and Nature of Operations

Talatek, LLC (the “Company” or “Talatek”) was formed on August 24, 2006 as a limited liability company, organized in accordance with the applicable statutes of the State of Virginia. The Company is a two member LLC, located in Oakton, Virginia.

The Company provides complete integrated enterprise risk management and is committed to delivering consistent excellence in services by leveraging their specialized combination of methodologies, processes, and technology, collectively known as Enterprise Compliance Management Solution (ECMS). ECMS enables efficient and repeatable risk, compliance and information security management, facilitating continuous improvement and empowering clients to make better informed risk decisions. These services are currently provided primarily to the public sector.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

These estimates and assumptions also affect the reported amounts of revenues, costs and expenses during the reporting period. Management evaluates these estimates and assumptions on a regular basis. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents are considered to be all highly liquid investments with a maturity of three months or less at the time of purchase.

Accounts Receivable

Accounts receivable represent amounts earned and billed but not yet collected in connection with the Company’s services. Payment is generally due 30 days from date of invoice. The Company considers accounts past due if outstanding longer than contractual payment terms. Trade receivables are carried at their estimated collectible amounts, are non-interest bearing and are unsecured.

The Company follows the allowance method of recognizing uncollectible accounts receivable. Management continually monitors customer balances and has determined an allowance for doubtful account is not necessary at December 31, 2018 and 2017.

Long-Term Receivable

Long-Term Receivable is carried at their estimated collectible amounts. Interest income is recognized using the interest method. Provision for losses on long-term receivables is determined on the basis of loss experience, known and inherent risks, and current economic conditions.

On June 13, 2018, the Company issued a promissory note, with an annual compounded interest rate of 5%, to Listing Central, LLC in the amount of $10,000. The maturity date of the note is two years from date of issuance,

F-18

however Listing Central, LLC may terminate the note and pay the amount of the loan principal and accumulated interest at any time. The terms allow for regular or irregular monthly installment payments.

Equipment and Software

The Company records purchases of capitalizable equipment and software in excess of $5,000, at cost. Depreciation is computed primarily using the straight line method over the useful lives of the assets, which range from three to five years. As of December 31, 2016, all equipment and software has been fully depreciated. At December 31, 2018 and 2017, the cost basis of the equipment and software was $42,757.

Costs of Revenues

Costs of revenues include direct costs incurred associated with delivering services such as traveling expenses and subcontractor fees.

Advertising Costs

Advertising costs, which are expensed and included in selling, general and administrative expenses when incurred, were $12,786 and $8,561 during the years ended December 31, 2018 and 2017, respectively.

Income Taxes

The Company is a limited liability company that is treated as a disregarded entity for federal and state tax purposes. Accordingly, the Company is not subject to federal or state income taxes. The income or loss of the Company is included in the return of its members. Therefore, no provision, liability, or benefit for income taxes has been included in these financial statements. The Company is generally subject to tax audit for its federal and state tax returns for tax years since 2015.

Revenue Recognition

As of the beginning of 2018, the Company adopted the new revenue recognition accounting guidance by applying the modified retrospective transition approach to all contracts. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The adoption of the guidance did not have a material impact on the amount or timing of revenue recognized.

The Company earns revenues by providing security consulting and managed security services to its clients. Contracts for consulting services have various terms based on the scope, deliverables, and complexities of the engagement, which require management to make judgments and estimates in recognizing revenue.

Revenue from the sale of services is recognized as services are rendered to customers and amounts are earned, and there is no condition or uncertainty implying a reversal thereof.

Fair Value

The Company determines the fair value of its financial instruments in accordance with the provisions of FASB ASC 820, Fair Value Measurement, which establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

F-19

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
•	Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;
•	Level 3 - Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable inputs reflect the assumptions that market participants would use in pricing the asset or liability.

The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short maturities, using Level 3 inputs, or for long-term receivables, based on borrowing rates currently available for loans with similar terms and maturities.

Recently Issued Accounting Pronouncements

Between May 2014 and December 2016, the FASB issued several Accounting Standards Updates (ASU) on Revenue from Contracts with Customers (Topic 606). These updates superseded nearly all previous revenue recognition guidance under U.S. GAAP. The core principle is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. A five-step process has been defined to achieve this core principle, and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The standards are effective for annual periods beginning after December 15, 2017 using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standards in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting the standards recognized at the date of adoption (which includes additional footnote disclosures). The Company adopted these standards effective on January 1, 2018, and management concluded the adoption of this standard did not result in any financial statement impacts or changes to revenue recognition policies or processes as revenue is primarily derived from arrangements in which the transfer of control coincides with the fulfillment of performance obligations.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), and also issued subsequent amendments to the initial guidance under ASU 2018-19, ASU 2019-04 and ASU 2019-05 which provides guidance on measuring credit losses on financial instruments. The amended guidance replaces current incurred loss impairment methodology of recognizing credit losses when a loss is probable with a methodology that reflects expected credit losses and requires a broader range of reasonable and supportable information to assess credit loss estimates. ASU 2016-13 and the subsequent amendments are effective for fiscal years beginning after December 15, 2019. The Company is assessing what effect the provisions of 2016-13 and the subsequent amendments will have on the financial statements.

There have been no other recent accounting pronouncements or changes in accounting pronouncements that have been issued but not yet adopted that are currently of significance, or potential significance, to us.

Note 3: Concentrations of Credit Risk

Financial instruments that subject the Company to potential concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains its cash in bank accounts with what it believes to be a high quality financial institution. At times, such balances may be in excess of the Federal Deposit Insurance Corporation insurance limit. The Company has not experienced any losses to date.

F-20

The Company’s accounts receivable are derived from varied customers in various industries and across various geographical locations.

The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses.  In 2018, the Company had revenue of $2,827,749, with one customer that accounted for approximately 88% of that revenue.  In 2017, the Company had revenue of $3,222,416 with two customers that accounted for approximately 89% of that revenue.  As of December 31, 2018, and 2017, the outstanding accounts receivable balances from these customers totaled $249,018 and $391,072, respectively.

Note 4: Line of Credit

The Company entered into a revolving Line of Credit agreement with SunTrust Bank on November 30, 2017. The initial credit limit was $300,000, with a variable interest rate, and is due on demand. This variable interest rate is based on the Prime Rate as established by Sun Trust Bank, plus 2.25% per annum. On July 29, 2019, the Company received an increase in the credit limit of $200,000 (total credit limit is $500,000), with the same rates and terms. As of December 31, 2018 and 2017, the balance owed on the line of credit was nil. The line of credit is collateralized by substantially all of the Company’s assets and is guaranteed by the Company’s members.

Note 5: Members’ Equity

During the years ended December 31, 2018 and 2017, the Company distributed capital of $326,368 and $592,564, respectively. As of January 2, 2014, the Company issued 90 voting units to Baan Alsinawi and one voting unit to David Mack. In accordance with the operating agreement, Ms. Alsinawi has elected to distribute 100% of the net profits and net losses of the Company to herself.

Note 6: Commitments and Contingencies

The Company may be a party to legal proceedings in the ordinary course of its business. The Company believes that the nature of any proceedings is typical for a company of its size and scope, and no proceedings are deemed to be materially detrimental.

The operating agreement provides that to the fullest extent permitted by Virginia law, the Company’s members have no personal liability to the Company for damages for breach of Ms. Alsinawi’s fiduciary duty as a Manager, except for damages resulting from acts or omissions that involve willful misconduct, fraud, or a knowing violation of law. The members have not guaranteed, nor have any obligation with respect to the return of any capital contributions or the distribution of profits from the operation of the Company.

The members’ liability for the debts and obligations of the Company is limited in accordance with the terms of the Company’s operating agreement. In accordance with these terms and the provisions of the laws of the state of Virginia, in general a member of a limited liability company is not liable, solely by reason of being a member, for the debts, obligations, or liabilities of a limited liability company whether arising in contract or tort; under a judgment, decree, or order of a court; or otherwise.

F-21

Note 7: Subsequent Events

The Company has evaluated subsequent events through October 1, 2019, which is the date the financial statements were available to be issued.

The Company entered into a purchase agreement effective September 23, 2019 with Cerberus Cyber Sentinel Corporation (“CCSC”), a newly formed corporation. All of the Company’s assets and liabilities were purchased in this stock transaction.

F-22

TALATEK, LLC

CONDENSED FINANCIAL STATEMENTS (unaudited)

AS OF AND FOR THE SIX MONTHS ENDED

JUNE 30, 2019 AND 2018

F-23

TALATEK, LLC
CONDENSED BALANCE SHEETS

	June 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$245,521	$126,513
Accounts receivable	330,063	294,797
Other current assets	2,500	4,538
Total current assets	578,084	425,848

Long-Term Receivable	10,000	10,000

Total assets	$588,084	$435,848

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable and other accrued expenses	$131,864	$28,708
Accrued payroll and benefits	237,584	185,747
Total current liabilities	369,448	214,455

Total liabilities	369,448	214,455

Commitments and Contingencies
Members' equity:
Members' capital	218,636	221,393
Total members' equity	218,636	221,393
Total liabilities and members' equity	$588,084	$435,848

The accompanying notes are an integral part of these condensed financial statements.

F-24

TALATEK, LLC
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Six months ended June 30,
	2019	2018

Revenue:
Consulting services	$1,695,491	$1,278,217
App sales and other	274	131
Total revenue	1,695,765	1,278,348

Operating expenses:
Cost of revenue	102,467	77,733
Selling, general, and administrative expenses	281,797	234,592
Salary and benefit expenses	1,167,282	1,084,232
Total operating expenses	1,551,546	1,396,557
Income (loss) from operations	144,219	(118,209)

Other income (expense):
Interest income	6	32
Interest expense	(4,314)	—
Net income (loss)	$139,911	$(118,177)

The accompanying notes are an integral part of these condensed financial statements.

F-25

TALATEK, LLC
CONDENSED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
(unaudited)

Balance at December 31, 2017	$468,406
Capital distributions	(180,656)
Net loss	(118,177)
Balance at June 30, 2018	$169,573

Balance at December 31, 2018	$221,393
Capital distributions	(142,668)
Net income	139,911
Balance at June 30, 2019	$218,636

The accompanying notes are an integral part of these condensed financial statements.

F-26

TALATEK, LLC
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)

	For the six months ended June 30, 2019	For the six months ended June 30, 2018

CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$139,911	$(118,177)

Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Changes in assets and liabilities
Accounts receivable	(35,266)	339,601
Other current assets	2,038	2,695
Accounts payable and other accrued expenses	103,156	49,656
Accrued payroll and benefits	51,837	12,559
Net cash provided by operating activities	261,676	286,334

CASH FLOW FROM INVESTING ACTIVITIES:
Long-term receivable	—	(10,000)
Net cash used by investing activities	—	(10,000)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from line of credit	265,000	50,000
Repayment of line of credit	(265,000)	(50,000)
Distributions to member	(142,668)	(180,656)
Net cash used for financing activities	(142,668)	(180,656)

INCREASE IN CASH AND CASH EQUIVALENTS	119,008	95,678

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	126,513	115,224

CASH AND CASH EQUIVALENTS, END OF PERIOD	$245,521	$210,902

Supplemental cash flow information:
Cash paid for interest	$4,314	$—

The accompanying notes are an integral part of these condensed financial statements.

F-27

Note 1: Description of Business and Nature of Operations

Talatek, LLC (the “Company” or “Talatek”) was formed on August 24, 2006 as a limited liability company, organized in accordance with the applicable statutes of the State of Virginia. The Company is a two member LLC, located in Oakton, Virginia.

The Company provides complete integrated enterprise risk management and is committed to delivering consistent excellence in services by leveraging their specialized combination of methodologies, processes, and technology, collectively known as Enterprise Compliance Management Solution (ECMS). ECMS enables efficient and repeatable risk, compliance and information security management, facilitating continuous improvement and empowering clients to make better informed risk decisions. These services are currently provided primarily to the public sector.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The condensed financial statements included herein have been prepared by us without audit pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and should be read in conjunction with our audited financial statements for the year ended December 31, 2018. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted as permitted by the SEC, although we believe the disclosures that are made are adequate to make the information presented herein not misleading.

The accompanying condensed financial statements reflect, in our opinion, all normal recurring adjustments necessary to present fairly our financial position at June 30, 2019, and the results of our operations and cash flows for the periods presented. We derived the December 31, 2018 condensed balance sheet data from audited financial statements; however, we did not include all disclosures required by GAAP.

Interim results are subject to seasonal variations, and the results of operations for the six months ended June 30, 2019 are not necessarily indicative of the results to be expected for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

These estimates and assumptions also affect the reported amounts of revenues, costs and expenses during the reporting period. Management evaluates these estimates and assumptions on a regular basis. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents are considered to be all highly liquid investments with a maturity of three months or less at the time of purchase.

Accounts Receivable

F-28

Accounts receivable represent amounts earned and billed but not yet collected in connection with the Company’s services. Payment is generally due 30 days from date of invoice. The Company considers accounts past due if outstanding longer than contractual payment terms. Trade receivables are carried at their estimated collectible amounts, are non-interest bearing and are unsecured.

The Company follows the allowance method of recognizing uncollectible accounts receivable. Management continually monitors customer balances and has determined an allowance for doubtful account is not necessary at June 30, 2019 and December 31, 2018.

Long-Term Receivable

Long-Term Receivable is carried at their estimated collectible amounts. Interest income is recognized using the interest method. Provision for losses on long-term receivables is determined on the basis of loss experience, known and inherent risks, and current economic conditions.

On June 13, 2018, the Company issued a promissory note, with an annual compounded interest rate of 5%, to Listing Central, LLC in the amount of $10,000. The maturity date of the note is two years from date of issuance, however Listing Central, LLC may terminate the note and pay the amount of the loan principal and accumulated interest at any time. The terms allow for regular or irregular monthly installment payments.

Equipment and Software

The Company records purchases of capitalizable equipment and software in excess of $5,000, at cost. Depreciation is computed primarily using the straight line method over the useful lives of the assets, which range from three to five years. As of January 1, 2018, all equipment and software has been fully depreciated. At June 30, 2019 and December 31, 2018, the cost basis of the equipment and software was $42,757.

Costs of Revenues

Costs of revenues include direct costs incurred associated with delivering services such as traveling expenses and subcontractor fees.

Advertising Costs

Advertising costs, which are expensed and included in selling, general and administrative expenses when incurred, were $5,090 and $6,654 during the six months ended June 30, 2019 and 2018, respectively.

Income Taxes

The Company is a limited liability company that is treated as a disregarded entity for federal and state tax purposes. Accordingly, the Company is not subject to federal or state income taxes. The income or loss of the Company is included in the return of its members. Therefore, no provision, liability, or benefit for income taxes has been included in these condensed financial statements. The Company is generally subject to tax audit for its federal and state tax returns for tax years since 2015.

Revenue Recognition

As of January 1, 2018, the Company adopted the new revenue recognition accounting guidance by applying the modified retrospective transition approach to all contracts. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The adoption of the guidance did not have a material impact on the amount or timing of revenue recognized.

F-29

The Company earns revenues by providing security consulting and managed security services to its clients. Contracts for consulting services have various terms based on the scope, deliverables, and complexities of the engagement, which require management to make judgments and estimates in recognizing revenue.

Revenue from the sale of services is recognized as services are rendered to customers and amounts are earned, and there is no condition or uncertainty implying a reversal thereof.

Software Development Costs

Development costs of computer software to be sold, leased, or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. The Company’s product is expected to be released soon after the technological feasibility has been established. As such, costs incurred subsequent to the achievement of technological feasibility are expected to not be significant, and software development costs have been expensed as incurred. Software development costs for the six months ended June 30, 2019 and 2019 was $77,668 and nil.

Fair Value

The Company determines the fair value of its financial instruments in accordance with the provisions of FASB ASC 820, Fair Value Measurement, which establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
•	Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;
•	Level 3 - Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable inputs reflect the assumptions that market participants would use in pricing the asset or liability.

The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short maturities, using Level 3 inputs, or for long-term receivables, based on borrowing rates currently available for loans with similar terms and maturities.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), and also issued subsequent amendments to the initial guidance under ASU 2018-19, ASU 2019-04 and ASU 2019-05 which provides guidance on measuring credit losses on financial instruments. The amended guidance replaces current incurred loss impairment methodology of recognizing credit losses when a loss is probable with a methodology that reflects expected credit losses and requires a broader range of reasonable and supportable information to assess credit loss estimates. ASU 2016-13 and the subsequent amendments are effective for fiscal years beginning after December 15, 2019. The Company is assessing what effect the provisions of 2016-13 and the subsequent amendments will have on the financial statements.

There have been no other recent accounting pronouncements or changes in accounting pronouncements that have been issued but not yet adopted that are currently of significance, or potential significance, to us.

F-30

Note 3: Concentrations of Credit Risk

Financial instruments that subject the Company to potential concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains its cash in bank accounts with what it believes to be a high quality financial institution. At times, such balances may be in excess of the Federal Deposit Insurance Corporation insurance limit. The Company has not experienced any losses to date.

The Company’s accounts receivable are derived from varied customers in various industries and across various geographical locations.

The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses.  For the six months ended June 30, 2019, the Company had revenue of $1,695,765, with one customer that accounted for over 94% of that revenue.  For the six months ended June 30, 2018, the Company had revenue of $1,278,348, with one customer that accounted for over 91% of that revenue.  As of June 30, 2019, and December 31, 2018, the outstanding accounts receivable balances from these customers totaled $301,263 and $249,018, respectively.

Note 4: Line of Credit

The Company entered into a revolving Line of Credit agreement with SunTrust Bank on November 30, 2017. The initial credit limit was $300,000, with a variable interest rate, and is due on demand. This variable interest rate is based on the Prime Rate as established by Sun Trust Bank, plus 2.25% per annum. On July 29, 2019, the Company received an increase in the credit limit of $200,000 (total credit limit is $500,000), with the same rates and terms. As of June 30, 2019 and December 31, 2018, the balance owed on the line of credit was nil. The line of credit is collateralized by substantially all of the Company’s assets and is guaranteed by the Company’s members.

Note 5: Members’ Equity

During the six months ended June 30, 2019 and 2018, the Company distributed capital of $142,668 and $180,656, respectively. As of January 2, 2014, the Company issued 90 voting units to Baan Alsinawi and one voting unit to David Mack. In accordance with the operating agreement, Ms. Alsinawi has elected to distribute 100% of the net profits and net losses of the Company to herself.

Note 6: Commitments and Contingencies

The Company may be a party to legal proceedings in the ordinary course of its business. The Company believes that the nature of any proceedings is typical for a company of its size and scope, and no proceedings are deemed to be materially detrimental.

The operating agreement provides that to the fullest extent permitted by Virginia law, the Company’s members have no personal liability to the Company for damages for breach of Ms. Alsinawi’s fiduciary duty as a Manager, except for damages resulting from acts or omissions that involve willful misconduct, fraud, or a knowing violation of law. The members have not guaranteed, nor have any obligation with respect to the return of any capital contributions or the distribution of profits from the operation of the Company.

F-31

The members’ liability for the debts and obligations of the Company is limited in accordance with the terms of the Company’s operating agreement. In accordance with these terms and the provisions of the laws of the state of Virginia, in general a member of a limited liability company is not liable, solely by reason of being a member, for the debts, obligations, or liabilities of a limited liability company whether arising in contract or tort; under a judgment, decree, or order of a court; or otherwise.

Note 7: Subsequent Events

The Company has evaluated subsequent events through October 1, 2019, which is the date the condensed financial statements were available to be issued.

The Company entered into a purchase agreement effective September 23, 2019 with Cerberus Cyber Sentinel Corporation (“CCSC”), a newly formed corporation. All of the Company’s assets and liabilities were purchased in this stock transaction.

F-32

CERBERUS CYBER SENTINEL CORPORATION

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

AS OF AND FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2019 AND 2018

F-33

CERBERUS CYBER SENTINEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2019	December 31, 2018
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$453,893	$80,006
Accounts receivable	170,318	176,000
Prepaid expenses and other assets	69,055	—
Total current assets	693,266	256,006

Long-term assets:
Property and equipment, net	2,498	—
Total assets	$695,764	$256,006

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$364,478	$—
Accrued expenses	22,076	14,000
Note payable - related party	200,000	—
Other current liabilities	22,341	5,878
Total current liabilities	608,895	19,878

Long-term liabilities:
Note payable - related party	—	200,000
Total liabilities	608,895	219,878

Commitments and Contingencies - see Note 6
Stockholders' equity:
Common stock of 0.00001 par value, 250,000,000 shares
authorized; 103,000,000 and 70,000,000 (see Note 5)
shares issued and outstanding at June 30, 2019 and
December 31, 2018, respectively	1,030	700
Additional paid in capital	609,810	9,990
Retained earnings (accumulated deficit)	(523,971)	25,438
Total stockholders' equity	86,869	36,128
Total liabilities and stockholders' equity	$695,764	$256,006

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-34

CERBERUS CYBER SENTINEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018

Revenue:
Chief information security officer as a service	$8,000	$2,800	$184,000	$2,800
Gap and risk assessment	107,868	135,500	129,681	232,069
Managed security services	38,450	—	38,450	—
Total revenue	154,318	138,300	352,131	234,869

Cost of revenue:
Gap and risk assessment	46,694	22,769	90,357	87,931
Managed security services	30,760	—	30,760	—
Security Operations Center	10,336	—	10,336	—
Total cost of revenues	87,790	22,769	131,453	87,931
Total gross profit	66,528	115,531	220,678	146,938

Operating expenses:
Professional fees	344,252	—	360,671	—
Advertising and marketing	8,151	10,500	11,340	16,606
Other selling, general and administrative	234,354	21,334	266,739	61,903
Total operating expenses	586,757	31,834	638,750	78,509
Income (loss) from operations	(520,229)	83,697	(418,072)	68,429
Other (expenses) income, net:
Interest expense	(3,060)	—	(6,075)	—
Interest income	8	—	8	—
Total other (expenses) income, net	(3,052)	—	(6,067)	—
(Loss) income before taxes	(523,281)	83,697	(424,139)	68,429
Income tax (benefit) expense	—	—	—	—
Net (loss) income	$(523,281)	$83,697	$(424,139)	$68,429
Net (loss) income per share attributable to common stockholders
Basic	$(0.01)		$—
Diluted	$(0.01)		$—
Weighted-average common shares outstanding
Basic	101,776,099		85,975,827
Diluted	101,776,099		85,975,827

Pro Forma C Corporation Information, See Note 7

Income before taxes		$83,697		$68,429
Income tax expense		22,000		18,000
Net income		$61,697		$50,429
Net income per share attributable to common stockholders
Basic		$—		$—
Diluted		$—		$—
Weighted-average common shares outstanding
Basic		70,000,000		70,000,000
Diluted		70,000,000		70,000,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-35

CERBERUS CYBER SENTINEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(unaudited)

	Number of Shares	Common Stock	Additional Paid-In Capital	Member's Equity	Retained Earnings (Accumulated Deficit)	Total

Balance at December 31, 2017, as previously reported	—	$—	$—	$117,835	$—	$117,835

Effect of reorganization (see Note 5)	1,000,000	10	9,990	(10,000)	—	—
Effect of reorganization (see Note 5)	69,000,000	690	—	(107,835)	107,145	—
Balance at December 31, 2017, after reorganization	70,000,000	700	9,990	—	107,145	117,835
Dividends paid	—	—	—	—	(45,200)	(45,200)
Net loss	—	—	—	—	(15,268)	(15,268)
Balance at March 31, 2018	70,000,000	700	9,990	—	46,677	57,367

Dividends paid	—	—	—	—	(61,931)	(61,931)
Net income	—	—	—	—	83,697	83,697
Balance at June 30, 2018	70,000,000	$700	$9,990	$—	$68,443	$79,133

	Number of Shares	Common Stock	Additional Paid-In Capital	Member's Equity	Retained Earnings (Accumulated Deficit)	Total

Balance at December 31, 2018, as previously reported	—	$—	$—	$36,128	$—	$36,128

Effect of reorganization (see Note 5)	1,000,000	10	9,990	(10,000)	—	—
Effect of reorganization (see Note 5)	69,000,000	690	—	(26,128)	25,438	—
Balance at December 31, 2018, after reorganization	70,000,000	700	9,990	—	25,438	36,128
Dividends paid	—	—	—	—	(125,270)	(125,270)
Net income	—	—	—	—	99,142	99,142
Balance at March 31, 2019	70,000,000	700	9,990	—	(690)	10,000

Stock based compensation	30,000,000	300	187,390	—	—	187,690
Stock issued in VCAB merger	2,000,000	20	12,440	—	—	12,460
Stock issued for cash	1,000,000	10	399,990	—	—	400,000
Net loss	—	—	—	—	(523,281)	(523,281)
Balance at June 30, 2019	103,000,000	$1,030	$609,810	$—	$(523,971)	$86,869

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-36

CERBERUS CYBER SENTINEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six months ended June 30,
	2019	2018

CASH FLOW FROM OPERATING ACTIVITIES:
Net (loss) income	$(424,139)	$68,429

Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Stock issued for compensation and in merger	199,850	—
Depreciation	57	—
Changes in assets and liabilities
Accounts receivable	5,682	67,720
Prepaid expenses and other	(69,055)	—
Accounts payable and accrued expenses	372,554	(30,500)
Other current liabilities	16,463	—
Net cash provided by operating activities	101,412	105,649

CASH FLOW FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,555)	—
Net cash used in investing activities	(2,555)	—

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock	400,300	—
Dividends paid	(125,270)	(107,131)
Net cash provided (used) by financing activities	275,030	(107,131)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	373,887	(1,482)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	80,006	41,065

CASH AND CASH EQUIVALENTS, END OF PERIOD	$453,893	$39,583

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-37

Note 1: Description of Business and Nature of Operations

Cerberus Cyber Sentinel Corporation (“CCSC” or ‘Company”) was formed on March 5, 2019 as a Delaware C-corporation.

The Company is a provider of high-quality cybersecurity services by delivering innovative technology security solutions that solve human challenges. Our team delivers full lifecycle security solutions from project inception and planning, through deployment to ongoing support and maintenance focusing on compliance and security.

Effective as of April 1, 2019, CCSC acquired GenResults, LLC, an Arizona limited liability company (“GenResults”) in consideration of the issuance of 1,000,000 shares of common stock to an affiliate of David G. Jemmett, CCSC’s Chief Executive Officer, director, and majority stockholder. GenResults was established in 2015. Prior to the acquisition of GenResults, GenResults was wholly-owned by an entity affiliated with David G. Jemmett. GenResults is now our wholly owned subsidiary, however, this transaction was accounted for as a reorganization of GenResults. As such, the condensed consolidated balance sheet as of December 31, 2018 and the condensed consolidated statements of operations for the three and six months ended June 30, 2018 and the operating activity through March 31, 2019 included in the condensed consolidated statement of operations for the six months ended June 30, 2019 was the financial activity of GenResults before the reorganization. Further, the equity of GenResults has been retroactively restated to reflect the equity structure of CCSC for all periods presented. See Note 5. The Company did not incur material legal, accounting or other expenses in connection with this transaction.

On April 12, 2019, the Company consummated a transaction whereby VCAB Six Corporation, a Texas corporation (“VCAB”), merged with and into CCSC. At the time of the merger VCAB was subject to a bankruptcy proceeding and had minimal assets, no equity owners and no liabilities, except for approximately 1,500 holders of Class 5 Allowed General Unsecured Claims and a holder of allowed administrative expenses (collectively, “Claim Holders”). Pursuant to the terms of the merger, and in accordance with the bankruptcy plan, CCSC issued an aggregate of 2,000,000 shares of common stock (the “Plan Shares”) to the Claim Holders as full settlement and satisfaction of their respective claims. As provided in the bankruptcy plan, the Plan Shares were issued pursuant to Section 1145 of the United States Bankruptcy Code. As a result of the merger, the separate corporate existence of VCAB was terminated. CCSC entered into the merger in order to increase the stockholder base to, amongst other things, assist the Company in satisfying the listing standards of a national securities exchange. See Note 5.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The condensed consolidated financial statements included herein have been prepared by us without audit pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and should be read in conjunction with our audited financial statements for the year ended December 31, 2018. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted as permitted by the SEC, although we believe the disclosures that are made are adequate to make the information presented herein not misleading.

F-38

The accompanying condensed consolidated financial statements reflect, in our opinion, all normal recurring adjustments necessary to present fairly our financial position at June 30, 2019, and the results of our operations and cash flows for the periods presented. We derived the December 31, 2018 condensed balance sheet data from audited financial statements; however, we did not include all disclosures required by GAAP.

All intercompany accounts and transactions have been eliminated in consolidation. Interim results are subject to seasonal variations, and the results of operations for the six months ended June 30, 2019 are not necessarily indicative of the results to be expected for the full year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions also affect the reported amounts of revenues, costs and expenses during the reporting period. Management evaluates these estimates and assumptions on a regular basis. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents are considered to be all highly liquid investments with a maturity of three months or less at the time of purchase.

Accounts Receivable

Accounts receivable represent amounts earned and billed but not yet collected in connection with the Company’s services. Payment is generally due 30 days from date of invoice. Trade receivables are carried at their estimated collectible amounts, are non-interest bearing and are unsecured.

The Company follows the allowance method of recognizing uncollectible accounts receivable. Management continually monitors customer balances and has determined an allowance for doubtful account is not necessary at June 30, 2019 and December 31, 2018.

Costs of Revenues

Costs of revenues include direct costs incurred associated with delivering services such as traveling expenses and subcontractor fees.

Advertising Costs

Advertising costs, which are expensed when incurred and included in advertising and marketing expenses, were nil and $10,500 during the three months ended June 30, 2019 and 2018, respectively, and $2,505 and $13,322 during the six months ended June 30, 2019 and 2018, respectively.

Income Taxes

GenResults was a limited liability company that was treated as a disregarded entity for federal and state tax purposes. Accordingly, GenResults was not subject to federal or state income taxes and the income or loss of GenResults was included in the tax return of its sole member. Therefore, no provision, liability, or benefit for income taxes has been included in the condensed consolidated financial statements for the three and six months ended June 30, 2018. See Note 7, Proforma Income Taxes and Income Per Share.

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Effective April 1, 2019, the Company recognizes deferred tax assets and liabilities for the future tax consequences of temporary differences between the book and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. The Company establishes a valuation allowance to reduce a deferred tax asset to the amount expected to be realized. The Company assesses its ability to realize deferred tax assets based on current earnings performance and on projections of future taxable income in the relevant tax jurisdictions. These projections do not include taxable income from the reversal of deferred tax liabilities and do not reflect a general growth assumption but do consider known or pending events, such as the passage of legislation. We review our estimates of future taxable income annually. The Company has fully reserved its net deferred tax asset at June 30, 2019.

The Company first analyzes all tax positions to determine if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of any related appeals or litigation processes. After the initial analysis, we measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. Our income tax returns are subject to adjustment under audit for approximately the last three years.

If we are required to pay interest on the underpayment of income taxes, we recognize interest expense in the first period the interest becomes due according to the provisions of the relevant tax law.

If we are subject to payment of penalties, we recognize an expense for the amount of the statutory penalty in the period when the position is taken on the income tax return. If we did not recognize the penalty in the period when the position was initially taken, we recognize the expense in the period when we change our judgment about meeting the minimum statutory thresholds related to the initial position taken.

Revenue Recognition

As of January 1, 2018, the Company adopted the new revenue recognition accounting guidance by applying the modified retrospective transition approach to all contracts. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The adoption of the guidance did not have a material impact on the amount or timing of revenue recognized.

The Company earns revenues by providing security consulting and managed security services to its clients. Contracts for consulting services have various terms based on the scope, deliverables, and complexities of the engagement, which require management to make judgments and estimates in recognizing revenue.

Revenue from the sale of services is recognized as services are rendered to customers and amounts are earned, and there is no condition or uncertainty implying a reversal thereof.

At June 30, 2019, the Company recorded deferred revenue in the amount of $16,000 for payment received prior to quarter-end for which the performance obligation was not satisfied. The deferred revenue is expected to be recognized as revenue during the third quarter of 2019.

Fair Value The Company determines the fair value of its financial instruments in accordance with the provisions of FASB ASC 820, Fair Value Measurement, which establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted

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prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
•	Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;
•	Level 3 - Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable inputs reflect the assumptions that market participants would use in pricing the asset or liability.

The carrying amounts of financial instruments including cash, accounts receivable, accounts payable, accrued expenses, and current portion of debt approximate fair value because of their short maturities, using Level 3 inputs, or for long-term debt, based on borrowing rates currently available to the Company for loans with similar terms and maturities.

Net Loss Per Share

The Company computes basic net loss per share by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period. For the three and six months ended June 30, 2019 and 2018, the Company does not have other potentially dilutive securities outstanding. See Note 7, Proforma Income Taxes and Income Per Share.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), and also issued subsequent amendments to the initial guidance under ASU 2018-19, ASU 2019-04 and ASU 2019-05 which provides guidance on measuring credit losses on financial instruments. The amended guidance replaces current incurred loss impairment methodology of recognizing credit losses when a loss is probable with a methodology that reflects expected credit losses and requires a broader range of reasonable and supportable information to assess credit loss estimates. ASU 2016-13 and subsequent amendments are effective for the Company on January 1, 2020, with early adoption permitted on January 1, 2019. The Company is assessing the provisions of this guidance and subsequent amendments and evaluating the effects that it will have on the financial statements.

There have been no other recent accounting pronouncements or changes in accounting pronouncements that have been issued but not yet adopted that are currently of significance, or potential significance, to us.

Note 3: Concentrations of Credit Risk

Financial instruments that subject the Company to potential concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains its cash in a bank account with a high quality financial institution. At times, such balances may be in excess of the Federal Deposit Insurance Corporation insurance limit. The Company has not experienced any losses to date.

The Company’s accounts receivable are derived from varied customers in various industries and across various geographical locations.

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The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses.  For the six months ended June 30, 2019, the Company had revenue of approximately $352,131, with two customers that accounted for approximately 90% of that revenue.  For the three months ended June 30, 2019, the Company had revenue of approximately $154,318, with one customer that accounted for approximately 91% of that revenue. For the three and six months ended June 30, 2018, the Company had revenue of approximately $138,300 and $234,869, respectively, with two customers that accounted for over 93% of that revenue.  As of June 30, 2019, and December 31, 2018, the outstanding accounts receivable balances from these customers totaled $141,068 and nil, respectively.

Note 4: Related Party Transactions

Receivable Due from Related Party

At June 30, 2019, the Company had recorded an advance to the majority stockholder of the Company in the amount of $37,413. This advance is reported on the condensed balance sheet as Prepaid expenses and other assets. It is anticipated that this advance will be repaid during the third and fourth quarters of 2019.

Note Payable to Related Party

On December 31, 2018, the Company entered into an unsecured note payable with Jemmett Enterprises, LLC, an entity under common control of the majority stockholder.

Note payable to related party consisted of the following:

	June 30, 2019	December 31, 2018
Note payable to related party, 6% interest,
payment due in full in June, 2020	$200,000	$200,000
Total long-term debt	200,000	200,000
Less current portion	(200,000)	—
Long-term debt-excluding current portion	$—	$200,000

As of June 30, 2019, the future minimum principal payments due on the note payable – related party is as follows:

Amount
Year ending December 31,
2019	$—
2020	200,000
$200,000

During the six months ended June 30, 2019, the Company accrued interest expense payable to the majority stockholder in the amount of $6,075.

In addition, certain operating expenses of the Company were paid by a related entity and reimbursed by the Company.

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Note 5: Stockholders’ Equity

Upon formation of the Company, 99 million shares of common stock were issued to the Company’s three board members, 69 million shares of which were issued to the sole member of GenResults. Effective April 1, 2019, the Company purchased GenResults in exchange for 1 million shares of stock. The sole member of GenResults is the Company’s majority stockholder. As such, the acquisition was treated as a reorganization of GenResults and the 70 million shares issued to the majority stockholder was given retroactive treatment to the beginning of each period presented.

The 30 million shares of common stock issued to the other two board members was for services rendered. The 30 million shares were valued and the Company recorded stock based compensation expense in the amount of $187,690 for the board members’ services.

In April 2019, the Company issued 2 million shares of common stock in the transaction with VCAB (see Note 1). The 2 million shares were valued and the Company recorded an expense of $12,460 related to this transaction.

During the quarter ended June 30, 2019, the Company commenced a private placement offering to sell a minimum of 1,250,000 and up to a maximum of 5,000,000 shares of the Company’s common stock. At June 30, 2019, the Company had raised $400,000, but had not yet reached the minimum amount of the offering. Subsequent to June 30, 2019, the Company reached the minimum of the offering and as such, has recorded the $400,000 proceeds from the private placement at June 30, 2019.

During the three months ended March 31, 2019, GenResults, LLC distributed capital of $125,270. During the six months ended June 30, 2018, GenResults, LLC distributed capital of $107,131.

Note 6: Commitments and Contingencies

The Company may be a party to legal proceedings in the ordinary course of its business. The Company believes that the nature of any proceedings is typical for a company of its size and scope, and no proceedings are deemed to be materially detrimental.

Note 7: Pro Forma Income Taxes and Income Per Share (Unaudited)

Effective April 1, 2019, GenResults, LLC merged into Cerberus Cyber Sentinel Corporation (“Cerberus”), a newly formed Delaware C-corporation. Consequently, its income will be subject to federal and state income taxes. Accordingly, a pro forma income tax provision has been disclosed as if the Company was a corporation for the latest fiscal periods presented prior to April 1, 2019. For the purposes of the pro forma tax provision we have applied a 26% combined federal and state income tax rate.

A pro forma net income per common share has been disclosed for the three and six months ended June 30, 2018 using the stock that was retroactively applied to the earliest periods presented after the reorganization. Pro forma basic and diluted net income per common share is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares outstanding, assuming the shares retroactively

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applied to the earliest periods presented were outstanding as of the beginning of each period presented. Currently, there are no potentially dilutive securities outstanding.

Note 8: Subsequent Events

The Company has evaluated subsequent events through October 1, 2019, which is the date the condensed consolidated financial statements were available to be issued.

Subsequent to June 30, 2019, the Company anticipates entering into employment agreements with certain employees. It is expected that these employee agreements will include the granting of shares of common stock or options to purchase shares of common stock.

The Company is offering a minimum of 1,250,000 and up to a maximum of 5,000,000 shares of common stock par value of $0.00001, at an offering price of $0.40 per share through a Private Placement Memorandum to accredited investors only. The minimum investment is $50,000 (125,000 shares). The Company has accepted a total of $610,000 from eight investors through the date the financial statements were available to be issued.

On September 1, 2019, the Company entered into a stock repurchase agreement with Mr. Alan Kierman, a founder of the Company. In this agreement, the Company agrees to purchase 6,000,000 shares of common stock from Mr. Kierman for $60 (par value of shares of common stock). Mr. Kierman will retain 4,000,000 shares of common stock.

On September 23, 2019, Merger Sub, a wholly owned subsidiary of the Company, entered into a Merger Agreement (“Agreement”) with Talatek LLC (“Talatek”), a Virginia limited liability company, whereby (i) Merger Sub will merge with and into Talatek and the corporate existence of Talatek shall continue as the surviving entity and a wholly owned subsidiary of the Company; and (ii) all issued and outstanding units of Talatek will be exchanged for 6,200,000 shares of common stock of the Company such that former members of Talatek will own approximately 6% of the issued and outstanding shares of common stock of the Company. The results of operations of Talatek will be included in the consolidated financial statements from the closing date of acquisition.

The accompanying pro forma condensed consolidated financial statements are unaudited and illustrate the effect of the Company’s acquisition (“Pro Forma”) of Talatek. The pro forma condensed consolidated balance sheet as of June 30, 2019 is based on the historical balance sheets of the Company and Talatek as of that date and assumes the acquisition took place on that date. The pro forma condensed consolidated statements of operations for the six months ended June 30, 2019 and the year ended December 31, 2018 are based on the historical statements of operations of the Company and Talatek for those periods. The pro forma condensed consolidated statements of operations assume the acquisition took place on the first day of the respective periods, January 1, 2018 and January 1, 2019.

The pro forma condensed consolidated financial statements may not be indicative of the acquisition. In particular, the pro forma condensed consolidated financial statements are based on management’s current estimate of the allocation of the purchase price, the actual allocation of which may materially differ.

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The accompanying pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of the Company and Talatek, including the related notes and other financial information included in the filing.

Cerberus Cyber Sentinel Corporation
Unaudited Pro Forma Condensed Consolidated Balance Sheet
June 30, 2019

	Historical		Pro Forma		Pro Forma
	CCSC	Talatek	Adjustments		Combined
ASSETS

Current assets:
Cash and cash equivalents	$453,893	$245,521	—		$699,414
Accounts receivable	170,318	330,063	—		500,381
Prepaid expenses and other assets	69,055	2,500	—		71,555
Total current assets	693,266	578,084	—		1,271,350

Long-term assets:
Long-term receivable	—	10,000	—		10,000
Property and equipment, net	2,498	—	—		2,498
Intangible assets	—	—	870,000	(2)	870,000
Goodwill	—	—	1,391,364	(2)	1,391,364
Total assets	$695,764	$588,084	$2,261,364		$3,545,212

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$386,554	$369,448	$—		$756,002
Note payable - related party	200,000	—	—		200,000
Other current liabilities	22,341	—	—		22,341
Total current liabilities	608,895	369,448	—		978,343

Total liabilities	608,895	369,448	—		978,343

Commitments and Contingencies
Stockholders' equity:
Common stock	1,030	—	62	(1)	1,092
Additional paid in capital	609,810	—	2,479,938	(1)	3,089,748
Retained earnings (accumulated deficit)	(523,971)	218,636	(218,636)	(2)	(523,971)
Total stockholders' equity	86,869	218,636	2,261,364		2,566,869
Total liabilities and stockholders' equity	$695,764	$588,084	$2,261,364		$3,545,212

See the unaudited notes to Pro Forma Condensed Consolidated Financial Statements.

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Cerberus Cyber Sentinel Corporation
Unaudited Pro Forma Condensed Consolidated Statements of Operations
For the Year ended December 31, 2018

	Historical		Pro Forma		Pro Forma
	CCSC	Talatek	Adjustments		Combined

Revenues	$641,606	$2,827,749	—		$3,469,355

Operating Expenses:
Cost of revenues	114,668	158,350	—		273,018
Selling, general, and administrative	203,814	2,587,864	—		2,791,678
Amortization expense	—	—	435,000	(3)	435,000
Total operating expenses	318,482	2,746,214	435,000		3,499,696
Income (loss) from operations	323,124	81,535	(435,000)		(30,341)
Other (expenses) income, net:
Interest expense	—	(2,227)	—		(2,227)
Interest income	—	47	—		47
Total other (expenses) income, net	—	(2,180)	—		(2,180)
(Loss) income before taxes	323,124	79,355	(435,000)		(32,521)
Income tax (benefit) expense	—	—	—		—
Net (loss) income	$323,124	$79,355	$(435,000)		$(32,521)
Net (loss) income per share attributable to common stockholders
Basic	$—				$—
Diluted	$—				$—
Weighted-average common shares outstanding
Basic	70,000,000				76,200,000
Diluted	70,000,000				76,200,000

See the unaudited notes to Pro Forma Condensed Consolidated Financial Statements.

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Cerberus Cyber Sentinel Corporation
Unaudited Pro Forma Condensed Consolidated Statements of Operations
For the Six Months ended June 30, 2019

	Historical		Pro Forma		Pro Forma
	CCSC	Talatek	Adjustments		Combined

Revenues	$352,131	$1,695,765	—		$2,047,896

Operating Expenses:
Cost of revenues	131,453	102,467	—		233,920
Selling, general, and administrative	638,750	1,449,079	(77,768)	(4)	2,010,061
Amortization expense	—	—	218,000	(3)	218,000
Total operating expenses	770,203	1,551,546	140,232		2,461,981
Income (loss) from operations	(418,072)	144,219	(140,232)		(414,085)
Other (expenses) income, net:
Interest expense	(6,075)	(4,314)	—		(10,389)
Interest income	8	6	—		14
Total other (expenses) income, net	(6,067)	(4,308)	—		(10,375)
(Loss) income before taxes	(424,139)	139,911	(140,232)		(424,460)
Income tax (benefit) expense	—	—	—		—
Net (loss) income	$(424,139)	$139,911	$(140,232)		$(424,460)
Net (loss) income per share attributable to common stockholders
Basic	$—				$—
Diluted	$—				$—
Weighted-average common shares outstanding
Basic	85,975,827				92,175,827
Diluted	85,975,827				92,175,827

See the unaudited notes to Pro Forma Condensed Consolidated Financial Statements.

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Cerberus Cyber Sentinel Corporation

Unaudited Notes to Pro Forma Condensed Consolidated Financial Statements

Note 1: Pro Forma Adjustments

The pro forma adjustments to the unaudited condensed consolidated balance sheet and statements of operations are as follows:

(1)	This pro forma adjustment reflects the value of the 6,200,000 shares of common stock issued to the members of Talatek in the acquisition, at $0.40 per share.
(2)	This pro forma adjustment reflects the estimated amounts of intangible assets and goodwill purchased as part of the acquisition and the elimination of Talatek’s retained earnings.
(3)	This pro forma adjustment reflects the estimated amortization of the purchased intangible assets for the periods presented.
(4)	This pro forma adjustment reflects expenses related to Talatek’s software development project that was not included in the acquisition.

Note 2: Pro Forma Weighted-Average Common Shares

The Company issued 6,200,000 shares of common stock in exchange for the acquisition of Talatek. The weighted-average number of common shares is calculated assuming the shares were outstanding as of the beginning of each period presented. Currently, there are no potentially dilutive securities outstanding.

Note 3: Income Taxes

The income of the Company will be subject to federal and state income taxes. After the acquisition of Talatek and related pro forma adjustments, the combined consolidated results of operations results in an estimated net loss. No pro forma income tax provision has been disclosed as it is estimated that the resulting net deferred tax asset has been fully reserved.

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Exhibits

Exhibit	Exhibit Description

2.1	Certificate of Compliance with Merger, Combination or Acquisition Requirements, filed April 15, 2019
2.2	Agreement and Plan of Merger by and among Cerberus Cyber Sentinel Corporation, TalaTek Merger Sub, LLC, TalaTek, LLC and Baan Alsinawi, dated as of September 23, 2019
3.1	Certificate of Incorporation of Cerberus Cyber Sentinel Corporation filed March 5, 2019
3.2	Certificate of Amendment of Certificate of Incorporation of Cerberus Cyber Sentinel Corporation filed April 17, 2019
3.3	Certificate of Amendment of Certificate of Incorporation of Cerberus Cyber Sentinel Corporation filed September 26, 2019
3.4	By-laws of Cerberus Cyber Sentinel Corporation
10.1	Agreement for the Purchase and Sale of Limited Liability Company Interests of GenResults, LLC, made as of April 12, 2019, between David G. Jemmett and Jemmett Enterprises, LLC, and Cerberus Cyber Sentinel Corporation
10.2*	Employment Agreement dated September 30, 2019 between Cerberus Cyber Sentinel Corporation and David G. Jemmett
10.3*	Employment Agreement dated August 13, 2019 between Cerberus Cyber Sentinel Corporation and William Santos

23.1	Consent of Independent Registered Public Accounting Firm

*Indicates management contract or compensatory plan

36

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 1, 2019	Cerberus Cyber Sentinel Corporation

By: /s/David G. Jemmett
Chief Executive Officer